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Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-160885

PROSPECTUS

United Rentals (North America), Inc.

Offer to Exchange up to

$500,000,000

10.875% Senior Notes due 2016
which have been registered under the Securities Act of 1933

For Any and All Outstanding Unregistered

10.875% Senior Notes due 2016

        We are offering to exchange $500,000,000 aggregate principal amount of our outstanding, unregistered 10.875% Senior Notes due 2016 ("old notes") that you now hold for an equivalent amount of new 10.875% Senior Notes due 2016 ("new notes"). The new notes will be identical in all material respects to the old notes, except that the new notes are registered under the Securities Act of 1933, as amended (the "Securities Act") and there are certain differences relating to transfer restrictions, registration rights and payment of additional interest in case of non-registration. The exchange offer will expire at 5:00 p.m., New York City time, on December 3, 2009, subject to our right to extend the expiration date. You must tender your old notes by the deadline to obtain new notes and the liquidity benefits the new notes offer.

        Our obligations under the notes will be guaranteed on a senior basis by our parent company, United Rentals, Inc., and, subject to limited exceptions, our current and future domestic subsidiaries. Our foreign subsidiaries will not be guarantors.

        For a more detailed description of the notes, see "Description of the New Notes".

        We agreed with the initial purchasers of the old notes to make this offer and to register the issuance of the new notes after the initial sale of the old notes. This offer applies to any and all old notes tendered by the expiration date of the exchange offer.

        We will not list the new notes on any securities exchange.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use commercially reasonable efforts to amend and supplement this prospectus in order to allow broker-dealers with a prospectus delivery requirement and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes, for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which such broker-dealers or such other persons are required by law to deliver such prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-for-day basis. See "Plan of Distribution."

        Investing in the new notes involves risks. See "Risk Factors" beginning on page 12 for a discussion of certain factors you should consider in connection with this exchange offer and an investment in the new notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 2, 2009.

        This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus is accurate only as of its date or, in the case of an incorporated document, the date of its filing regardless of the time of delivery of this prospectus or of any exchange of our old notes for new notes.

        You can obtain documents incorporated by reference in this prospectus, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

United Rentals (North America), Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06831
(203) 622-3131

        You will not be charged for any of the documents that you request.

        In order to ensure timely delivery of the requested documents, requests should be made no later than November 25, 2009, which is five business days before the date this exchange offer expires. In the event that we extend the exchange offer, we urge you to submit your request at least five business days before the expiration date, as extended.

        We are not making this exchange offer to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer would violate securities or blue sky laws or where it is otherwise unlawful.

NON-GAAP FINANCIAL MEASURES

        We have included certain financial measures in this prospectus, including (1) free cash flow, (2) earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (3) adjusted EBITDA, which are "non-GAAP financial measures" as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities—continuing operations, less purchases of rental and non-rental equipment, plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge and stock compensation expense, net less (ii) the sum of the merger termination benefit and the net foreign currency transaction gain.

        Our management believes that: (1) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; and (2) EBITDA and adjusted EBITDA, when viewed with the Company's GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. However, none of these measures should be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates by reference forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "on-track," "plan," "project," "forecast," "intend" or "anticipate," or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected by any forward-looking statements. Factors that could cause our actual results to differ materially from those projected include, but are not limited to, the following:

  •
  the depth and duration of the current economic downturn and accompanying decreases in North American construction and industrial activities, which have significantly affected revenues and, because certain of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services in 2009 and beyond;

  •
  our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions;

  •
  noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings;

  •
  inability to access the capital that our businesses or growth plans may require;

  •
  inability to manage credit risk adequately or to collect on contracts with a large number of customers;

  •
  the outcome or other potential consequences of pending stockholder lawsuits filed in light of the recently-settled SEC inquiry and purported class action lawsuits relating to the terminated merger agreement with affiliates of Cerberus Capital Management, L.P.;

  •
  incurrence of additional expenses (including indemnification obligations) and other costs in connection with the U.S. Attorney's Office inquiry, other litigation or regulatory or investigatory matters, related to the foregoing or otherwise;

  •
  increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment;

  •
  inability to sell our used fleet in the amounts, or at the prices, we expect;

  •
  the possibility that companies we've acquired or may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate;

  •
  turnover in our management team and inability to attract and retain key personnel;

  •
  rates we can charge and time utilization we can achieve being less than anticipated;

  •
  costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned;

  •
  dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms;

  •
  competition from existing and new competitors;

  •
  disruptions in our information technology systems;

  •
  the costs of complying with environmental and safety regulations;

  •
  labor disputes, work stoppages or other labor difficulties, which may impact our productivity, and potential enactment of new legislation or other changes in law affecting our labor relations or operations generally;

  •
  exchange rate fluctuations;

  •
  shortfalls in our insurance coverage; and

  •
  other factors discussed in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10 K.

        We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

INDUSTRY AND MARKET DATA

        We obtained the industry, market and competitive position data used throughout this prospectus and in the documents incorporated by reference herein from our own internal estimates and research, as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

 WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC's website at http://www.sec.gov.

        We also make available on our website, free of charge, our annual, quarterly and current reports, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ur.com. The information contained on our website is not incorporated by reference in this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC rules allows us to "incorporate by reference" in this prospectus specified information contained in documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to these documents. The information incorporated by reference is considered to be a part of this prospectus. The information incorporated by reference from a specified report is as of the date of such report, or the date specified in such report, and such information may have changed subsequent to such date. Information in this prospectus automatically updates and supersedes information in documents that are incorporated by reference in this prospectus. Information in a document incorporated by reference in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus.

        We incorporate by reference in this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information (or portions thereof) deemed to have been furnished and not filed in accordance with SEC rules and regulations):

  (1)
  Annual report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 26, 2009;

  (2)
  Quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed on April 29, 2009;

  (3)
  Quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed on July 29, 2009;

  (4)
  Quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed on October 28, 2009;

  (5)
  Current report on Form 8-K, dated December 31, 2008 and filed on January 7, 2009;

  (6)
  Current report on Form 8-K, dated January 15, 2009 and filed on January 15, 2009;

  (7)
  Current report on Form 8-K, dated January 16, 2009 and filed on January 20, 2009, but only with respect to the information responsive to Item 5.03 of Form 8-K;

  (8)
  Current report on Form 8-K, dated January 16, 2009 and filed on January 22, 2009;

  (9)
  Current report on Form 8-K, dated February 5, 2009 and filed on February 6, 2009;

  (10)
  Current report on Form 8-K, dated February 25, 2009 and filed on February 26, 2009, but only with respect to the information responsive to Item 5.02 of Form 8-K;

  (11)
  Current report on Form 8-K, dated March 13, 2009 and filed on March 17, 2009 (File No. 001-14387);

  (12)
  Current report on Form 8-K, dated June 2, 2009 and filed on June 2, 2009, but only with respect to the information responsive to Item 8.01 of Form 8-K;

  (13)
  Current report on Form 8-K, dated June 2, 2009 and filed on June 3, 2009, but only with respect to the information responsive to Item 8.01 of Form 8-K;

  (14)
  Current report on Form 8-K, dated June 9, 2009 and filed on June 12, 2009, but only with respect to the information responsive to Item 1.01, 2.03, 5.02 and 9.01 of Form 8-K; and

  (15)
  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the new notes.

        We will provide you, free of charge, with a copy of any or all of the documents which are incorporated by reference into this prospectus. You may request these documents by contacting us at United Rentals (North America), Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, Attention: Corporate Secretary.

v

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read this entire prospectus and the information incorporated by reference herein, including the financial data and related notes. Unless otherwise indicated, (1) the term "URNA" refers to United Rentals (North America), Inc., the issuer of the notes, and not to any of its subsidiaries, (2) the term "Holdings" refers to United Rentals, Inc., the parent of URNA and a guarantor of the notes, and not to any of its subsidiaries, and (3) the terms "United Rentals," "we," "us," our," "our company" or "the Company" refer to Holdings and its subsidiaries.

 Our Company

        United Rentals is the largest equipment rental company in the world with an integrated network of 580 rental locations in the United States, Canada and Mexico. We offer for rent approximately 3,000 classes of rental equipment, including heavy machines and hand tools, to customers that include construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. In 2008, we generated revenue of $3.3 billion, including $2.5 billion of equipment rental revenue.

        As of September 30, 2009, our fleet of rental equipment included approximately 225,000 units having an original equipment cost, based on initial consideration paid, of $3.8 billion. The fleet includes:

  •
  General construction and industrial equipment, such as backhoes, skid-steer loaders, forklifts, earth moving equipment, material handling equipment;

  •
  Aerial work platforms, such as scissor lifts and boom lifts;

  •
  General tools and light equipment, such as pressure washers, water pumps, heaters and hand tools; and

  •
  Trench safety equipment for underground work, such as trench shields, aluminum hydraulic shoring systems, slide rails, crossing plates, construction lasers and line testing equipment.

        In addition to renting equipment, we sell new and used rental equipment as well as related contractor supplies, parts and service.

        Our principal executive offices are located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (203) 622-3131.

The Exchange Offer

The Exchange Offer	We are offering to exchange $1,000 principal amount of our 10.875% Senior Notes due 2016 registered under the Securities Act, which we refer to as "new notes", for each $1,000 principal amount of our outstanding 10.875% Senior Notes due 2016 issued on June 9, 2009 in a private offering, which we refer to as "old notes". In order to exchange an old note, you must follow the required procedures and we must accept the old note for exchange. We will exchange all notes validly offered for exchange, or "tendered", and not validly withdrawn. As of the date of this prospectus, there is $500,000,000 aggregate principal amount of old notes outstanding.

Expiration Date

Our exchange offer expires at 5:00 p.m., New York City time, on December 3, 2009, unless we extend the expiration date. We may extend the expiration date for any reason. We will complete the exchange and issue the new notes promptly after that date.

Resale of new notes

Based on interpretive letters of the SEC staff to third parties, we believe that you may offer for resale, resell and otherwise transfer the new notes issued pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

	•	are not a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;
	•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
	•	are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued in the exchange offer; and
	•	are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

By tendering your notes as described in "The Exchange Offer—Procedures for Tendering", you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

If you are a broker-dealer that acquired old notes as a result of market-making or other trading activities, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes as described in this summary under "Restrictions on Sale by Broker-Dealers" below.

We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offer. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers

If you are a broker-dealer that has received new notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. A broker-dealer may use this prospectus for a period of 90 days commencing on the day the exchange offer is consummated.

Consequences If You Do Not Exchange Your Old Notes

If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of new notes could adversely affect the trading market for your notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive, as described below under "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:
• your old notes by timely confirmation of book-entry transfer through DTC;
• an agent's message from The Depository Trust Company (the "DTC"), stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer; and
• all other documents required by the letter of transmittal.
These actions must be completed before the expiration of the exchange offer.
You must comply with DTC's standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.
Withdrawal Rights	You may withdraw your tender of old notes any time prior to the expiration date.
Tax Consequences	The exchange of notes pursuant to the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Considerations."
Use of Proceeds

We will not receive any cash proceeds from the exchange or the issuance of new notes in connection with the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Exchange Agent

The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer—Exchange Agent." The Bank of New York Mellon is also the trustee under the indenture governing the notes.

The New Notes

        This exchange offer applies to any and all outstanding old notes. The terms of the new notes will be essentially the same as the old notes, except that (1) the new notes will not be subject to the restrictions on transfer that apply to the old notes, (2) the new notes will not be subject to the registration rights relating to the old notes, and (3) the new notes will not contain provisions for payment of additional interest in case of non-registration. The new notes issued in this exchange offer will evidence the same debt as the old notes and both series of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities. In this document, we sometimes refer to the old notes and the new notes together as the "notes".

Issuer	United Rentals (North America), Inc.
Notes Offered	$500,000,000 aggregate principal amount of 10.875% Senior Notes due 2016.
Maturity	June 15, 2016.
Interest	10.875% per annum, payable semi-annually in cash in arrears, on June 15 and December 15, starting on December 15, 2009.
Ranking
The notes are unsecured senior obligations of URNA and rank equally with all of URNA's existing and future unsecured senior debt and senior to all of URNA's existing and future subordinated debt. The notes effectively rank junior to any of URNA's existing and future secured debt to the extent of the value of the assets securing such debt. As of September 30, 2009, the notes rank (1) equally with approximately $594 million of URNA's other unsecured senior obligations and (2) effectively junior to approximately $570 million of URNA's secured obligations, comprising (i) $401 million of outstanding borrowings of URNA under the ABL facility, (ii) URNA's guarantee obligations in respect of $129 million of the outstanding borrowings of one of our guarantor subsidiaries under the ABL facility and (iii) $40 million in capital leases. Separately, most of URNA's U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with our accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

Guarantees	The notes are guaranteed on an unsecured senior basis by Holdings, and, subject to limited exceptions, URNA's current and future domestic subsidiaries. The guarantees are unsecured senior obligations of the guarantors and rank equally with all of the existing and future unsecured senior debt of the guarantors and senior to all existing and future subordinated debt of the guarantors. The guarantees effectively rank junior to any existing and future secured debt of the guarantors to the extent of the value of the assets securing such debt. The notes will not be guaranteed by URNA's foreign subsidiaries.

As of September 30, 2009, the guarantees rank (1) equally with approximately $858 million of the guarantors' other unsecured senior obligations, comprising (i) in the case of Holdings, $264 million of 14% Senior Notes due 2014 and (ii) the guarantors' guarantee obligations in respect of $594 million of URNA's 6 1/2% Senior Notes due 2012, and (2) effectively junior to approximately $530 million of the guarantors' secured obligations, comprising their guarantee obligations in respect of our outstanding borrowings under the ABL facility. Therefore, with the exception of $264 million of unsecured senior indebtedness of Holdings, all of the unsecured senior and secured senior obligations of the guarantors are also obligations of URNA.

The non-guarantor subsidiaries of URNA accounted for approximately $66 million, or 14%, and $223 million, or 12%, of our adjusted EBITDA and total revenues, respectively, for the nine months ended September 30, 2009. The non-guarantor subsidiaries of URNA accounted for approximately $696 million, or 18%, and $267 million, or 7%, of our total assets and total liabilities, respectively, at September 30, 2009.
Optional Redemption
URNA may redeem some or all of the notes, at its option, at any time on or after June 15, 2013, at the redemption prices listed under the section titled "Description of the New Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date. At any time prior to June 15, 2013, URNA may redeem some or all of the notes at a price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a "make-whole" premium and accrued and unpaid interest, if any to the redemption date. In addition, at any time prior to June 15, 2012, URNA may, at its option, on one or more occasions, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a price equal to 110.875% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the redemption date. See "Description of the New Notes—Optional Redemption."

Change of Control	If we experience specific kinds of change of control events, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the New Notes—Change of Control."
Certain Covenants
The indenture governing the notes contains certain covenants applicable to URNA and its restricted subsidiaries, including limitations on: (1) indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees; and (10) mergers, consolidations or sales of substantially all our assets. Each of these covenants is subject to important exceptions and qualifications. See "Description of the New Notes—Certain Covenants" and "—Consolidation, Merger, Sale of Assets, etc."
No Public Trading Market
The registered notes that will be issued in this exchange offer are new securities for which there is currently no established trading market. We do not intend to apply for listing of the registered notes on any securities exchange or for quotation of such notes. Accordingly, there can be no assurance that a market for the registered notes will develop or as to the liquidity of any market that may develop. If a market for the registered notes develops, the notes could trade at a discount from their principal amount.
Although the original unregistered notes are currently eligible for trading on the PORTAL market, the registered notes will not be eligible for trading through PORTAL.
Trustee	The Bank of New York Mellon.
Risk Factors	See "Risk Factors" beginning on page 12 for a discussion of certain factors you should carefully consider in connection with this exchange offer and an investment in the notes.
Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Summary Historical Consolidated Financial Data

        The following table presents our summary historical consolidated financial data for the periods indicated. The historical data for the years ended December 31, 2006, 2007 and 2008 and as of December 31, 2007 and 2008 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are included in our most recent Annual Report on Form 10-K and incorporated by reference herein. Certain reclassifications of prior years' amounts have been made to conform to the current year's presentation. The historical data as of December 31, 2006 has been derived from our audited historical consolidated financial statements and the notes to those statements, which are not incorporated by reference herein. The historical data as of and for the nine months ended September 30, 2008 and 2009 has been derived from our unaudited historical consolidated financial statements and the notes to those statements, which are included in our most recent Quarterly Report on Form 10-Q and incorporated by reference herein and which have been prepared on a basis consistent with our annual consolidated financial statements. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the results for the periods presented. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be expected for the full year or any future period. Our revenues, operating results and financial condition fluctuate from quarter to quarter, reflecting the seasonal rental patterns of our customers, with rental activity tending to be lower in the winter.

        Our historical financial data is not necessarily indicative of our future performance. Because the data in this table is only a summary and does not provide all of the data contained in our financial statements, the information should be read in conjunction with the sections titled, "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto in our most recent Annual Report on Form 10-K, and "Item 2—Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto in our most recent Quarterly Report on Form 10-Q.

	Year Ended December 31,				Nine Months Ended September 30,
(Dollars in millions)	2006	2007	2008		2008	2009
Statement of operations data:
Revenues:
Equipment rentals	$2,552	$2,652	$2,496		$1,890	$1,380
Sales of rental equipment	335	319	264		190	192
New equipment sales	232	230	179		137	63
Contractor supplies sales	385	378	212		169	95
Service and other revenues	123	136	116		90	71

Total revenues	3,627	3,715	3,267		2,476	1,801
Gross profit:
Gross profit from equipment rentals	1,001	1,033	904		701	385
Gross profit from sales of rental equipment	98	84	66		55	3
Gross profit from new equipment sales	41	40	28		23	10
Gross profit from contractor supplies sales	83	72	50		39	25
Gross profit from service and other revenues	69	81	70		53	42

Total gross profit	1,292	1,310	1,118		871	465
Selling, general and administrative expenses	617	598	509		389	308
Charge related to settlement of SEC inquiry	0	0	14		14	0
Restructuring charge	0	0	20		6	25
Non-rental depreciation and amortization	50	54	58		44	42
Goodwill impairment charge(1)	0	0	1,147		0	0
Operating income (loss)	625	658	(630)		418	90
Interest expense, net	208	187	174		159	154
Interest expense—subordinated convertible debentures, net	13	9	9		7	(6)
Other (income) expense, net(a)(b)	(1)	(116)	0		0	0
Loss from discontinued operation, net of taxes(2)	(25)	(1)	0		0	0
Net income (loss)	224	362	(704)		149	(36)
Other financial data:
Adjusted EBITDA(3)	$1,100	$1,172	$1,070		$820	$479
Depreciation and amortization	458	491	513		378	358
Net cash provided by (used in):
Operating activities	858	868	764		571	353
Investing activities	(648)	(604)	(446)		(451)	(55)
Financing activities	(404)	(13)	(612)		(431)	(240)
Free cash flow(4)	235	242	335		137	322
Ratio of total debt, including subordinated convertible debentures, to adjusted EBITDA	2.5x	2.3x	3.1x		NA	NA
Ratio of earnings to fixed charges(5)	2.4x	3.3x	—	(6)(7)	2.2x	— (6)
Ratio of adjusted EBITDA to the sum of interest expense, net, and interest expense—subordinated convertible debentures, net	5.0x	6.0x	5.8x		4.9x	3.2x

	December 31,			September 30,
(Dollars in millions)	2006	2007	2008	2009
Balance sheet data:
Cash	$119	$381	$77	$149
Rental equipment, net	2,561	2,826	2,746	2,488
Goodwill and other intangible assets, net	1,376	1,404	229	232
Total assets	5,366	5,842	4,191	3,895
Total debt	2,556	2,570	3,199	2,978
Subordinated convertible debentures	146	146	146	124
Stockholders' equity (deficit)	1,538	2,018	(29)	(18)

(1)
During the fourth quarter of 2008, with the assistance of a third party valuation firm and in connection with the preparation of our year-end financial statements, we recognized an aggregate non-cash goodwill impairment charge of $1.1 billion related to certain reporting units within our general rentals segment. The charge reflects the challenges of the current construction cycle, as well as the broader economic and credit environment. Substantially all of the impairment charge relates to goodwill arising out of acquisitions we made between 1997 and 2000.

(2)
In December 2006, we entered into a definitive agreement to sell our traffic control business to HTS Acquisition, Inc., an entity formed by affiliates of private equity investors Wynnchurch Capital Partners and Oak Hill Special Opportunities Fund, L.P. In connection with this transaction, we recorded an after-tax loss on sale in 2006 of $24 million. The transaction closed in February 2007 and we received net proceeds of $66 million. The results of operations of our traffic control business are reported within discontinued operations.

(3)
EBITDA represents the sum of net income (loss), loss from discontinued operation, net of taxes, provision (benefit) for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation-rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus (i) the sum of the restructuring charge, the charge related to the settlement of the SEC inquiry, the goodwill impairment charge and stock compensation expense, net less (ii) the sum of the merger termination benefit and the net foreign currency transaction gain. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company's GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2006	2007	2008	2008	2009
Net income (loss)	$224	$362	$(704)	$149	$(36)
Loss from discontinued operation, net of taxes	25	1	0	0	0
Provision (benefit) for income taxes	156	215	(109)	103	(22)
Interest expense, net	208	187	174	159	154
Interest expense-subordinated convertible debentures, net	13	9	9	7	(6)
Depreciation-rental equipment	408	437	455	334	316
Non-rental depreciation and amortization	50	54	58	44	42
EBITDA(3)	$1,084	$1,265	$(117)	$796	$448
Merger termination benefit(a)	0	(91)	0	0	0
Foreign currency transaction gain(b)	0	(17)	0	0	0
Restructuring charge(c)	0	0	20	6	25
Charge related to settlement of SEC inquiry(d)	0	0	14	14	0
Goodwill impairment charge(1)	0	0	1,147	0	0
Stock compensation expense, net	16	15	6	4	6
Adjusted EBITDA(3)	$1,100	$1,172	$1,070	$820	$479

  (a)
  During 2007, we received $100 million following the termination of our merger agreement with certain affiliates of Cerberus Capital Management, L.P. This amount is included in other income, net of related transaction costs of $9 million.

  (b)
  Other income for 2007 includes $17 million of net foreign currency transaction gains relating to intercompany transactions primarily between our Canadian subsidiary and our U.S. subsidiaries.

  (c)
  Restructuring charges relate to the closure of branches and severance costs associated with reductions in headcount. The year ended December 31, 2008 included closures of 75 branches and reductions in headcount of approximately 1,000. The nine months ended September 30, 2009 and 2008 included closures of 51 and 31 branches, respectively, and reductions in headcount of approximately 1,500 and 400, respectively.

  (d)
  In 2004, the SEC commenced a non-public, fact-finding inquiry concerning the Company. The inquiry related to a broad range of our accounting practices and was not confined to a specific period. In March 2005, our board of directors formed a Special Committee of independent directors to review matters related to the SEC inquiry. In 2008, we reached a final settlement with the SEC of its inquiry. The settlement covered the issues identified in the Special Committee's findings and other accounting matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2004. Under the terms of the settlement, we consented, without admitting or denying the allegations in the SEC's complaint, to the entry of a judgment requiring us to pay a civil penalty of $14 million and disgorgement of one dollar and enjoining us from violations of certain provisions of the federal securities laws in the future.

(4)
Free cash flow is defined as (i) net cash provided by operating activities—continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities—continuing operations and free cash flow.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2006	2007	2008	2008	2009
Net cash provided by operating activities—continuing operations	$834	$859	$764	$571	$353
Purchases of rental equipment	(873)	(870)	(624)	(590)	(198)
Purchases of non-rental equipment	(78)	(120)	(80)	(41)	(34)
Proceeds from sales of rental equipment	335	319	264	190	192
Proceeds from sales of non-rental equipment	17	23	11	7	11
Excess tax benefits from share-based payment arrangements	0	31	0	0	(2)

Free cash flow	235	242	335	137	322

(5)
For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, interest expense—subordinated convertible debentures, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases. Currently, we have no shares of preferred stock outstanding, and we have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

(6)
Due to our losses for the year ended December 31, 2008 and for the nine months ended September 30, 2009, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $814 million and $59 million for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, to have achieved coverage ratios of 1:1.

(7)
The loss for the year ended December 31, 2008 includes the effect of a $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

RISK FACTORS

        You should carefully consider the risks described below and the risk factors incorporated by reference herein, as well as the other information included or incorporated by reference in this prospectus, before deciding to exchange your old notes for new notes. Certain risks related to us and our business are contained in the section titled "Item 1A—Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus (and in any of our Annual or Quarterly Reports for a subsequent year or quarter that we file with the SEC and that are so incorporated). See "Where You Can Find More Information" for information about how to obtain a copy of these documents.

Risks Related to the Exchange Offer

If you fail to exchange the old notes, they will remain subject to transfer restrictions, and it may be harder for you to resell and transfer your old notes.

        The old notes were not registered under the Securities Act or under the securities laws of any state. Any old notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. Thus, you may not resell the old notes, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes by this exchange offer, or if you do not properly tender your old notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer your old notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. After this exchange offer, holders of old notes will not have any further rights to have their old notes exchanged for new notes registered under the Securities Act. The liquidity of the market for old notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your old notes.

Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes.

        Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the new notes may be restricted.

        A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to Our Indebtedness

Our substantial debt exposes us to various risks.

        At September 30, 2009, our total indebtedness was $2.978 billion, excluding $124 million of Holdings' subordinated convertible debentures. Our substantial indebtedness has the potential to affect us adversely in a number of ways. For example, it will or could:

  •
  increase our vulnerability to adverse economic, industry or competitive developments;

  •
  require us to devote a substantial portion of our cash flow to debt service, reducing the funds available for other purposes, or otherwise constrain our financial flexibility;

  •
  restrict our ability to move operating cash flows to Holdings;

  •
  affect our ability to obtain additional financing, particularly since substantially all of our assets are subject to security interests relating to existing indebtedness; and

  •
  decrease our profitability and/or cash flow.

        Further, if we are unable to service our indebtedness and fund our operations, we will be forced to adopt an alternative strategy that may include:

  •
  reducing or delaying capital expenditures;

  •
  limiting our growth;

  •
  seeking additional capital;

  •
  selling assets; or

  •
  restructuring or refinancing our indebtedness.

        Even if we adopt an alternative strategy, the strategy may not be successful and we may continue to be unable to service our indebtedness and fund our operations.

        A portion of our indebtedness bears interest at variable rates that are linked to changing market interest rates. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations. At September 30, 2009, we had $741 million of indebtedness that bears interest at variable rates. This amount represented 25% of our total indebtedness, excluding Holdings' subordinated convertible debentures. See "Item 7A—Quantitative and Qualitative Disclosure About Market Risk" in our most recent Annual Report on Form 10-K, incorporated by reference herein, for additional information relating to interest rate risk.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the notes when due, which could further exacerbate the risks associated with our substantial indebtedness.

        Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more additional indebtedness in the future. We will not be fully restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not prohibited by the terms of the indenture governing the notes, any of which actions could have the effect of diminishing our ability to make payments on the notes when due and further exacerbate the risks associated with our substantial indebtedness. Furthermore, the terms of the instruments governing our subsidiaries' indebtedness may not fully prohibit us or our subsidiaries from taking such actions.

If we are unable to satisfy the financial and other covenants in our debt agreements, our lenders could elect to terminate the agreements and require us to repay the outstanding borrowings, or we could face other substantial costs.

        Under our accounts receivable securitization facility, we are required, among other things, to maintain certain financial tests relating to (1) the default ratio, (2) the delinquency ratio, (3) the dilution ratio and (4) days sales outstanding (as such ratios and tests are defined in the relevant agreement). If we do not meet certain requirements under our ABL facility, including maintaining availability above the 10 percent threshold, we could be required to, among other things, satisfy certain financial tests relating to (1) the fixed charge coverage ratio and (2) the ratio of senior secured debt to EBITDA (as such ratios are defined in the credit agreement). If we are unable to satisfy any of the relevant covenants, the lenders could elect to terminate our accounts receivable securitization facility, our ABL facility, and/or other agreements governing our debt and require us to repay outstanding borrowings. In such event, unless we are able to refinance the indebtedness coming due and replace our ABL facility, accounts receivable securitization facility and/or the other agreements governing our debt, we would likely not have sufficient liquidity for our business needs and would be forced to adopt an alternative strategy as described above. Even if we adopt an alternative strategy, the strategy may not be successful and we may not have sufficient liquidity to service our debt and fund our operations.

        In addition to financial covenants, we are subject to various other covenants in our ABL facility and accounts receivable securitization facility, as well as in the other agreements governing our debt, such as a requirement to file our periodic reports with the SEC. In addition to the risks with respect to covenant non-compliance, compliance with covenants may restrict our ability to conduct our operations. For instance, these covenants limit or prohibit, among other things, our ability to incur additional indebtedness, make prepayments of certain indebtedness, pay dividends, repurchase common stock, make investments, create liens, make acquisitions, sell assets and engage in mergers and acquisitions. These covenants could adversely affect our operating results by significantly limiting our operating and financial flexibility.

Although the notes are referred to as "senior" notes, they are effectively subordinated to URNA's and each guarantor's secured indebtedness and all obligations of our non-guarantor subsidiaries.

        The notes are URNA's unsecured senior obligations and are guaranteed by (1) Holdings and (2) subject to limited exceptions, our current and future domestic subsidiaries. The notes are not guaranteed by our foreign subsidiaries. Subsidiaries that we may establish or acquire in the future that are foreign subsidiaries, or that we may designate as unrestricted subsidiaries in accordance with the applicable indenture, will not guarantee the notes. The notes are not secured by any of our assets. Our U.S. dollar borrowings under our ABL facility are secured by substantially all of our assets, including substantially all of the assets of our domestic subsidiaries (other than real property and certain accounts receivable). Most of our U.S. receivable assets have been sold to a bankruptcy remote special purpose entity in connection with our accounts receivable securitization facility (the accounts receivable in the collateral pool being the lender's only source of payment under that facility).

        As a result of this structure, the notes are effectively subordinated to (1) all of URNA's and each guarantor's secured indebtedness, to the extent of the value of the collateral, and (2) all indebtedness and other obligations, including trade payables, of our non-guarantor subsidiaries. The effect of this effective subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

  •
  all secured claims against the affected entity have been fully paid; and

  •
  if the affected entity is a non-guarantor subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

        The lenders under the ABL facility or the holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the ABL facility or our other secured indebtedness). The exercise of such remedies may adversely affect our ability to meet our financial obligations under the notes.

As of September 30, 2009:

  •
  URNA had outstanding an aggregate of approximately $570 million of secured obligations that are effectively senior to the notes, comprising (1) $401 million of outstanding borrowings of URNA under the ABL facility, (2) URNA's guarantee obligations in respect of $129 million of the outstanding borrowings of one of our guarantor subsidiaries under the ABL facility and (3) $40 million in capital leases;

  •
  the guarantors had outstanding an aggregate of approximately $530 million of secured obligations that are effectively senior to the notes, comprising their guarantee obligations in respect of our outstanding borrowings under the ABL facility; and

  •
  the non-guarantor subsidiaries had outstanding an aggregate of approximately $267 million of obligations that are effectively senior to the notes, which obligations comprise (1) $211 million of indebtedness of our special purpose vehicle in connection with our accounts receivable securitization facility and (2) $56 million in trade payables, deferred taxes and accrued expenses.

        Under the terms of the agreements governing our debt, we may incur additional secured indebtedness.

Our business operations may not generate the cash needed to service and repay the notes or our other indebtedness.

        Our ability to make payments on the notes and service our other indebtedness will depend on our ability to generate cash in the future, which, in turn, is subject to a variety of risks and uncertainties, many of which are beyond our control. At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Our other indebtedness also will mature over the next five years and thereafter as set forth in the section titled "Description of our Other Indebtedness—Maturities." We may not have sufficient funds to pay the principal of, or the premium (if any) or interest on, the notes or amounts due on our other indebtedness. If we do not have sufficient funds on hand or available through existing borrowing facilities or through the distribution of cash by our subsidiaries to us, we will need to seek additional financing. Additional financing may not be available to us in the amounts necessary, on terms that are satisfactory to us, or at all. If we default in the payment of amounts due on the notes (or our other outstanding indebtedness), it would give rise to an event of default under the indenture governing the notes (or the agreements governing our other debt) and possible acceleration of amounts due under the indenture (or those other agreements), and any such default under one indenture or agreement could trigger a cross default under each other indenture or agreement. In the event of any acceleration, there can be no assurance that the Company will have enough cash to repay its outstanding indebtedness, including the notes.

We have a holding company structure and URNA will depend in part on distributions from its subsidiaries in order to pay amounts due on the notes; certain provisions of law or contractual restrictions could limit distributions from URNA's subsidiaries.

        We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. The effect of this structure is that URNA will depend in part on the earnings of its subsidiaries, and the payment or other distribution to it of these earnings, in order to meet its obligations under the notes and other outstanding debt. Provisions of law, such as those requiring that dividends be paid only from surplus, could limit the ability of URNA's subsidiaries to make payments or other distributions to URNA. Furthermore, these subsidiaries could in certain circumstances agree to contractual restrictions on their ability to make distributions. These restrictions could also render the subsidiary guarantors financially or contractually unable to make payments under their guarantees of the notes.

The guarantee of the notes by Holdings does not give noteholders a claim to significant assets other than those to which they already have a claim as URNA's direct creditors. Furthermore, substantially all of Holdings' assets are subject to an existing security interest, which gives certain of our lenders a priority claim to such assets.

        The notes are guaranteed by Holdings. However, substantially all of Holdings' net worth is attributable to the stock of URNA owned by Holdings. Consequently, the Holdings' guarantee does not give noteholders a claim to significant assets other than those to which they already have a claim as URNA's direct creditors. Furthermore, substantially all of Holdings' assets are subject to a security interest in favor of the lenders that have provided our credit facilities, which gives these lenders a priority claim to such assets.

If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions.

        If we experience a change of control (as defined in the indenture governing the notes), we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued but unpaid interest, if any, to the date of repurchase. However, we may be unable to do so because:

  •
  we might not have enough available funds, particularly since a change of control could cause part or all of our other indebtedness to become due; and

  •
  the agreements governing our credit facilities and other secured indebtedness would prohibit us from repurchasing the notes, unless we were able to obtain a waiver or refinance such indebtedness.

As a result, you may have to continue to hold your notes even after a change of control.

        A failure to make an offer to repurchase the notes upon a change of control would give rise to an event of default under the indenture governing the notes and could result in an acceleration of amounts due thereunder. In addition, if we experience a change of control (as defined in our existing indentures), we will be required to make an offer to purchase all outstanding notes under our existing indentures, and our failure to make such an offer would give rise to a default and possible acceleration of amounts due under those indentures. Any such default under one indenture could trigger a cross default under each other indenture. In addition, any such default under one indenture would trigger a default under our ABL facility (which could result in the acceleration of all indebtedness thereunder) and a termination event under our accounts receivable securitization facility. A change of control (as defined in the credit agreement), in and of itself, is also an event of default under our ABL facility, which would entitle our lenders to accelerate all amounts owing thereunder.

        In the event of any such acceleration, there can be no assurance that the Company will have enough cash to repay its outstanding indebtedness, including the notes.

A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely only on URNA to satisfy claims.

        A guarantee that is found to be a fraudulent transfer may be voided under the fraudulent transfer laws described below. The application of these laws requires the making of complex factual determinations and estimates as to which there may be different opinions and views.

        In general, federal and state fraudulent transfer laws provide that a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  the guarantor intended to hinder, delay or defraud any present or future creditor; or

  •
  the guarantor received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We cannot predict:

  •
  what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date; or

  •
  whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

        In the event that the guarantee of the notes by a guarantor is voided as a fraudulent conveyance, holders of the notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

Our credit ratings may not reflect all the risks of any investment in the notes.

        Our credit ratings are an independent assessment of our ability to pay debt obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact that risks related to structural, market or other factors discussed in this prospectus may have on the value of your notes.

Our indentures impose significant operating and financial restrictions on us. If we default, we may not be able to make payments on the notes.

        Our indentures, including the indenture governing the notes, impose significant operating and financial restrictions on us and our restricted subsidiaries. Among other things, the indentures include limitations on: (1) indebtedness; (2) restricted payments; (3) liens; (4) asset sales; (5) issuance of preferred stock of restricted subsidiaries; (6) transactions with affiliates; (7) dividend and other payment restrictions affecting restricted subsidiaries; (8) designations of unrestricted subsidiaries; (9) additional subsidiary guarantees; (10) mergers, consolidations or sales of substantially all our assets and (11) in some cases, sale-leaseback transactions. Each of these covenants is subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants" and "—Consolidation, Merger, Sale of Assets, etc."

        These restrictions may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require the redemption or repurchase of the applicable notes, and we cannot assure you that we or the acquiror will have sufficient financial resources to affect such a redemption or repurchase.

        Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing, or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained or, if obtained, would be on terms acceptable to us.

        A breach of any of the covenants or restrictions contained in the indentures could result in an event of default. Such a default could allow our debt holders to accelerate the related debt, as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. If our debt is accelerated, our assets may not be sufficient to repay such debt, including the notes, in full.

There may not be a public market for the new notes, and you may find it difficult to sell your notes.

        You may find it difficult to sell your notes because an active trading market for the notes may not develop. Although the old notes are currently eligible for trading on the PORTAL Market, the new notes will not be eligible for trading through PORTAL.

        We do not intend to apply for listing on any securities exchange or quotation of the new notes. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.

        If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. It is also possible that any trading market that does develop for the notes will not be liquid. Future trading prices of the notes will depend on many factors, including:

  •
  our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of companies in the equipment rental industry generally;

  •
  our ability to complete, if required, the offer to exchange the notes for the exchange notes;

  •
  the interest of securities dealers in making a market for the notes and any exchange notes;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our operating performance, financial condition and prospects.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive old notes from you in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for each of the periods shown. For purposes of calculating this ratio, (i) earnings consist of income (loss) from continuing operations before provision (benefit) for income taxes and fixed charges, net of capitalized interest and (ii) fixed charges consist of interest expense, which includes amortization of deferred finance charges, interest expense—subordinated convertible debentures, capitalized interest and imputed interest on our lease obligations. The interest component of rent was determined based on an estimate of a reasonable interest factor at the inception of the leases.

	Fiscal Year						Nine Months Ended September 30,
	2004	2005	2006	2007	2008		2009
Ratio of Earnings to Fixed Charges(1)	1.4x	2.3x	2.4x	3.3x	—	(2)(3)	—	(2)

(1)
Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods shown. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends does not differ from the ratio of earnings to fixed charges.

(2)
Due to our losses for the year ended December 31, 2008 and the nine months ended September 30, 2009, the ratio coverage was less than 1:1 for these periods. We would have had to have generated additional earnings of $814 million for the year ended December 31, 2008 and $59 million for the nine months ended September 30, 2009 to have achieved coverage ratios of 1:1.

(3)
The loss for the year ended December 31, 2008 includes the effect of an $1,147 million pretax non-cash goodwill impairment charge. The effect of this charge was to reduce the ratio of earnings to fixed charges. Had this non-recurring charge been excluded from the calculation, the ratio of earnings to fixed charges would have been 2.2x for the year ended December 31, 2008.

 THE EXCHANGE OFFER

        The following summary of the Registration Rights Agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part. We urge you to read the entire Registration Rights Agreement carefully.

Purpose and Effect of Exchange Offer; Registration Rights

        We are offering to exchange our 10.875% Senior Notes due 2016, which have been registered under the Securities Act and which we refer to as the "new notes", for our outstanding 10.875% Senior Notes due 2016, which have not been so registered and which we refer to as the "old notes". We refer to this exchange offer as the "exchange offer".

        The old notes were purchased by Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Banc of America Securities LLC ("Bank of America"), Barclays Capital Inc., Calyon Securities (USA) Inc., Scotia Capital (USA) Inc., BNY Mellon Capital Markets, LLC and HSBC Securities (USA) Inc., whom we collectively refer to as the "initial purchasers", on June 9, 2009, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the old notes, we and Morgan Stanley and Bank of America, as representatives of the initial purchasers, entered into a registration rights agreement, dated June 9, 2009 (the "Registration Rights Agreement"), which requires us, among other things and, subject to certain exceptions,

          (1)   within 180 days after the issue date for the notes, to use commercially reasonable efforts to file a registration statement (the "exchange offer registration statement") with the SEC with respect to an exchange offer to exchange the old notes for the new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

          (2)   to use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after the issue date for the notes;

          (3)   as soon as practicable after the effectiveness of the exchange offer registration statement (the "Effectiveness Date"), to offer the new notes in exchange for surrender of the notes; and

          (4)   to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the notes.

        Under the Registration Rights Agreement, we have agreed to use commercially reasonable efforts to amend and supplement this prospectus contained in the exchange offer registration statement in order to allow broker-dealers ("Exchanging Dealers") receiving new notes in the exchange offer, who have a prospectus delivery requirement with respect to resale of such new notes, and other persons, if any, with similar prospectus delivery requirements to use this prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which Exchanging Dealers or such other persons are required by law to deliver such prospectus); provided, however, that if for any day during such period we restrict the use of such prospectus, such period shall be extended on a day-for-day basis (such period, the "Prospectus Period").

        We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations under that agreement.

        In the event that:

          (1)   any change in law or applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer; or

          (2)   for any other reason we do not consummate the exchange offer within 270 days of the issue date for the notes; or

          (3)   an initial purchaser so requests with respect to notes not eligible for exchange and held by it following consummation of the exchange offer; or

          (4)   certain holders are prohibited by law or SEC policy from participating in the exchange offer or may not resell the new notes acquired by them in the exchange offer to the public without delivering a prospectus;

then, we will, subject to certain exceptions,

          (1)   use our commercially reasonable efforts to file a shelf registration statement (the "Shelf Registration Statement") covering resales of the notes or the new notes, as the case may be, on or prior to the 180th day after such filing obligation arises;

          (2)   use our commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 210th calendar day after such filing obligation arises; provided, however, that if the obligation to file the Shelf Registration Statement arises because the exchange offer has not been consummated within 270 days after the issue date for the notes, then we will use our commercially reasonable efforts to file the Shelf Registration Statement on or prior to the 30th day after such filing obligation arises; and

          (3)   use commercially reasonable efforts to keep the Shelf Registration Statement effective until the earliest of:

      (A)
      two years from the effective date of the Shelf Registration Statement;

      (B)
      the time when all notes registered thereunder are disposed of in accordance therewith; and

      (C)
      the time when the notes covered by the Shelf Registration Statement are no longer restricted securities (as defined in Rule 144);

        We will, in the event that a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes, as the case may be. In certain circumstances, we may suspend our obligations in relation to the Shelf Registration Statement for bona fide business purposes, subject to the provisions described below relating to Registration Defaults. A holder selling such notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

        If any of the following events occur (each such event a "Registration Default"), we will pay additional cash interest on the applicable notes or new notes, subject to certain exceptions, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured:

          (1)   we fail to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

          (2)   any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

          (3)   the exchange offer is not consummated within 270 days after the issue date for the notes;

          (4)   the Shelf Registration Statement is declared effective but thereafter, during the period for which we are required to maintain the effectiveness of such registration statement, it ceases to be effective or usable in connection with the resale of the notes or the new notes, as the case may be, covered by such registration statement for a period of 60 days, whether or not consecutive; or

          (5)   the exchange offer registration statement is declared effective but thereafter, during the Prospectus Period, it ceases to be effective (or we restrict the use of the prospectus included therein) for a period of 60 days, whether or not consecutive.

Notwithstanding the foregoing, any Registration Default specified in clause (1), (2) or (3) of the preceding sentence that relates to the exchange offer registration statement or the exchange offer shall be deemed cured at such time as the Shelf Registration Statement is declared effective by the SEC.

        If a Registration Default exists, the interest rate on the Specified Notes (as defined below) will increase by 0.25% per annum, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum. Following the cure of all Registration Defaults, the accrual of additional interest on the Specified Notes will terminate and the interest rate will revert to the original rate. The Registration Rights Agreement provides that additional interest as aforesaid will constitute liquidated damages and will be the exclusive monetary remedy available to holders and/or the initial purchasers of the notes in respect of any Registration Default.

        "Specified Notes" means the notes (not including the new notes); provided, however, that, if the Registration Default relates solely to a Shelf Registration Statement, then (1) if such Shelf Registration Statement is required to cover both old notes and new notes, "Specified Notes" shall mean both the old notes and the new notes and (2) if such Shelf Registration Statement is required to cover only new notes, "Specified Notes" shall mean only the new notes; provided further, however, that, if the Registration Default relates to an exchange offer registration statement that is unavailable for use during the Prospectus Period, "Specified Notes" shall mean the new notes.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of old notes properly surrendered and not withdrawn before the expiration date of the exchange offer, we will issue $1,000 principal amount of new notes. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

        The form and terms of the new notes will be the same as the form and terms of the old notes except that:

  •
  the new notes will have a different CUSIP number from the old notes;

  •
  the new notes will be registered under the Securities Act and, therefore, the global securities representing the new notes will not bear legends restricting the transfer of interests in the new notes;

  •
  the new notes will not be subject to the registration rights relating to the old notes; and

  •
  the new notes will not contain provisions for payment of additional interest in case of non-registration.

        The new notes will evidence the same indebtedness as the old notes they replace, and will be issued under, and be entitled to the benefits of, the same Indenture (as defined below) governing the issuance of the old notes. As a result, the old notes and the new notes will be treated as a single series of notes under the Indenture.

        No interest will be paid in connection with the exchange. The new notes will accrue interest from and including the last interest payment date on which interest has been paid on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes. Accordingly, the holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on old notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the old notes on the first interest payment date after the expiration date.

        Under existing SEC interpretations, the new notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable new notes:

  •
  you must not be a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;

  •
  you must acquire the new notes in the ordinary course of your business;

  •
  you must not be participating, and do not intend to participate, and have no arrangements or understandings with any person to participate, in the distribution of the new notes within the meaning of the Securities Act; and

  •
  you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

        By tendering your old notes as described in "—Procedures for Tendering", you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

  •
  you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        The SEC considers broker-dealers that acquired old notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        A broker-dealer that has bought old notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the new notes. We have agreed in the Registration Rights Agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days commencing on the day the exchange offer is consummated.

        Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

        Holders of notes do not have appraisal or dissenters' rights under state law or under the Indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on December 3, 2009, unless we extend the expiration date. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term "expiration date" shall mean the latest date and time to which we extend the exchange offer.

        We reserve the right, in our sole discretion:

  •
  to, prior to the expiration date, delay accepting any old notes;

  •
  to extend the exchange offer;

  •
  to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under "—Conditions to the Exchange Offer" shall not have been satisfied; or

  •
  to amend the terms of the exchange offer in any way we determine.

        We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old notes of the amendment or waiver, and extend the offer if required by law.

        We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer prior to 9 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or to exchange new notes for, any old notes, and we may terminate the exchange offer as provided in this prospectus at or before the expiration date, if:

  •
  any law, statute, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

  •
  any action or proceeding is instituted or threatened in any court or by or before the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

  •
  we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

  •
  any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

  •
  any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the new notes or the old notes or the value of the exchange offer to us; or

  •
  there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

        The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

        If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

  •
  refuse to accept any old notes and return all tendered old notes to the tendering holders and terminate the exchange offer;

  •
  extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes; or

  •
  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will disclose this change by means of a prospectus supplement that will be distributed to the registered holders of the old notes. If the exchange offer would otherwise expire, we will extend the exchange offer for 5-10 business days, depending on how significant the waiver is and the manner of disclosure to registered holders.

        Any determination by us concerning the above events will be final and binding.

        In addition, we reserve the right in our sole discretion to:

  •
  purchase or make offers for any old notes that remain outstanding subsequent to the expiration date; and

  •
  purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures For Tendering

        Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender old notes in the exchange offer. To tender old notes in the exchange offer:

  •
  you must instruct DTC and a DTC participant by completing the form "Instructions to DTC Participant From Beneficial Owner" accompanying this prospectus of your intention whether or not you wish to tender your old notes for new notes; and

  •
  DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under "—Book-Entry Transfer" and in the letter of transmittal.

        By tendering, you will make the representations described below under "—Representations on Tendering Old Notes". In addition, each broker-dealer that receives new notes for its account in the exchange offer, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution." The tender by a holder of old notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of the form "Instructions to DTC Participant From Beneficial Owner" or transmission of an agent's message and all other required documents, as described under "—Book-Entry Transfer," to the exchange agent is at the election and risk of the tendering holder of old notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old notes, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered old notes will only be made after timely:

  •
  confirmation of book-entry transfer of the old notes into the exchange agent's account; and

  •
  receipt by the exchange agent of an "agent's message" and all other required documents specified in the letter of transmittal.

        The confirmation, agent's message and any other required documents must be received at the exchange agent's address listed below under "—Exchange Agent" on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

        As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering old notes stating:

  •
  the aggregate principal amount of old notes which have been tendered by the participant;

  •
  that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

  •
  that we may enforce such agreement against the participant.

        Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under "Representations on Tendering Old Notes" are true and correct.

Representations on Tendering Old Notes

        By surrendering old notes in the exchange offer, you will be representing that, among other things:

  •
  you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the new notes within the meaning of the Securities Act;

  •
  you are not an affiliate of ours, as defined in Rule 405 under the Securities Act;

  •
  you have full power and authority to tender, exchange, assign and transfer the old notes tendered;

  •
  we will acquire good, marketable and unencumbered title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the old notes are accepted by us; and

  •
  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you cannot rely on the position of the SEC's staff in their no-action letters.

        If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See also "Plan of Distribution."

Withdrawal of Tenders

        Your tender of old notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

        Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following the procedures described above under "—Procedures For Tendering" at any time prior to the expiration date.

Exchange Agent

        We have appointed The Bank of New York Mellon as exchange agent in connection with the exchange offer. In such capacity, the exchange agent has no fiduciary duties to the holders of the notes and will be acting solely on the basis of our directions. Holders should direct questions, requests for assistance and for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
 Attention: Mrs. Carolle Montreuil
Telephone: (212) 815-5920	By Facsimile Transmission: (212) 298-1915 Attention: Mrs. Carolle Montreuil Confirm by telephone: (212) 815-5920

Fees and Expenses

        The expense of soliciting tenders pursuant to the exchange offer will be borne by us.

        We have not retained any dealer-manager in connection with the exchange offer and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

        We will issue the new notes in exchange for old notes under the exchange offer only after timely confirmation of book-entry transfer of the old notes into the exchange agent's account and timely receipt by the exchange agent of an agent's message and all other required documents specified in the letter of transmittal. Therefore, holders of the old notes desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old notes for exchange or waive any such defects or irregularities. Old notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

        Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old notes. Remaining old notes will continue to be subject to the following restrictions on transfer:

  •
  holders may resell old notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

  •
  the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

        To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

        Neither we nor our board of directors make any recommendation to holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES

        The new notes offered hereby will be issued, and the old notes were issued, under the indenture (the "Indenture"), dated as of June 9, 2009, among the Company, each of the Guarantors and The Bank of New York Mellon, as trustee (the "Trustee"). For purposes of this description, unless the context otherwise requires, references to the "notes" includes the new notes, the old notes and any Additional Notes (as defined below). The terms of the notes include those stated in the Indenture and those made part of the Indenture by references to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these notes. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under "Where You Can Find More Information."

Original Notes and Exchange Notes Will Represent Same Debt

        The new notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The new notes will evidence the same debt as the old notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the new notes will be the same in all material respects as the old notes except that (i) the new notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the new notes will not be subject to the registration rights, under the Registration Rights Agreement, relating to the old notes.

        If the exchange offer is consummated, holders of the old notes who do not exchange their old notes for new notes will vote together with holders of the new notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of the Notes

        The notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to any Subordinated Indebtedness of the Company, including the 7% Notes, the 7 3/4% Notes and the 1 7/8% Notes;

  •
  are guaranteed on a senior basis by Holdings and each Subsidiary Guarantor; and

  •
  are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Maturity, Interest and Principal

        The Company issued the old notes initially in an aggregate principal amount of $500 million. The notes will mature on June 15, 2016. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness," we are permitted to issue more notes under the Indenture (the "Additional Notes"). The notes offered hereby and the Additional Notes, if any, will rank equally and be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Interest on the notes will accrue at the rate of 10.875% per annum and will be payable semiannually in arrears on each June 15 and December 15, to the holders of record of notes at the close of business on the June 1 and December 1, respectively, immediately preceding such interest payment date. The first interest payment with respect to the notes will be December 15, 2009. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 9, 2009. Interest will be computed on the basis of a 360-day year constituted of twelve 30-day months.

        Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

        The notes are issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the notes will be payable, and the notes will be transferable, at the principal corporate trust office or agency of the Trustee in the City of New York maintained for such purposes. In addition, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

        The notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the notes will therefore settle in same-day funds.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the notes at our option prior to June 15, 2013.

        The notes will be redeemable at our option, in whole or in part, at any time on or after June 15, 2013, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning June 15 of the years indicated below:

Year	Redemption Price
2013	105.438%
2014	102.719%
2015 and thereafter	100.000%

        In addition, at any time, or from time to time, on or prior to June 15, 2012, we may, at our option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to an aggregate of 35% of the principal amount of the notes (which includes Additional Notes, if any), at a redemption price equal to 110.875% of the principal amount of the notes, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, however, that at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, we shall send a redemption notice to the Trustee not later than 90 days after the consummation of any such Public Equity Offering.

        As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Common Stock, other than an offering to a Subsidiary of Holdings, pursuant to a registration statement filed with the SEC in accordance with the Securities Act, the net cash proceeds of which are contributed to the Company as common equity capital.

        Prior to June 15, 2013, we will be entitled at our option to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date).

        "Applicable Premium" means with respect to a note at any redemption date, the greater of (i) 1.00% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on June 15, 2013 (such redemption price being described in the second paragraph in this "—Optional Redemption" section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through June 15, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after June 15, 2013, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus 0.50%.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes from the redemption date to June 15, 2013, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 15, 2013.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is given to the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Company.

        "Reference Treasury Dealer" means Morgan Stanley & Co. Incorporated and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

        "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding such redemption date.

Selection and Notice of Redemption

        In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, to the extent practicable (subject to the rules of DTC); provided, however, that notes shall only be redeemable in principal amounts of $1,000 or an integral multiple of $1,000. Notice of redemption shall be mailed by first-class mail to each holder of notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the notes. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

        The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

  Senior Indebtedness versus Notes

        The indebtedness evidenced by the notes and the guarantees thereof will be unsecured and will rank pari passu in right of payment to the Senior Indebtedness of the Company and the Guarantors, as the case may be. The notes will effectively rank junior to any of the Company's existing and future secured debt to the extent of the value of the assets securing such debt.

        As of September 30, 2009, the notes ranked (1) equally with approximately $594 million of the Company's other unsecured senior obligations and (2) effectively junior to approximately $570 million of the Company's secured obligations, comprising (i) $401 million of outstanding borrowings of the Company under the ABL facility, (ii) the Company's guarantee obligations in respect of $129 million of the outstanding borrowings of one of our subsidiary guarantors under the ABL facility and (iii) $40 million in capital leases.

        As of September 30, 2009, the guarantees of the Guarantors ranked (1) equally with approximately $858 million of the Guarantors' other unsecured senior obligations, comprising (i) in the case of Holdings, $264 million of 14% Notes and (ii) the Guarantors' guarantee obligations in respect of $594 million of the Company's 6 1/2% Notes, and (2) effectively junior to approximately $530 million of the Guarantors' secured obligations, comprising their guarantee obligations in respect of the Company's outstanding borrowings under the ABL facility.

  Senior Subordinated Indebtedness versus Notes

        The indebtedness evidenced by the notes and the guarantees thereof will rank senior in right of payment to the Senior Subordinated Indebtedness of the Company and the Guarantors, as the case may be.

        All of the Senior Subordinated Indebtedness of the Guarantors consists of their respective guarantees of Senior Subordinated Indebtedness of the Company with respect to the 7 3/4% Notes and the 7% Notes and, with respect to Holdings only, the 1 7/8% Notes.

        Although the notes are senior in right of payment to the 7 3/4% Notes, the 7% Notes and the 1 7/8% Notes, the notes will not constitute "Designated Senior Indebtedness" under the relevant indentures. As a result, holders of the notes will be entitled to the benefits of the subordination provisions of those indentures, but will not have the right to exercise the payment blockage provisions under those indentures upon a nonpayment default on the notes. Under the terms of the Indenture, the Company will not be permitted to designate any other Senior Indebtedness (other than Indebtedness incurred under the Credit Agreement) as "Designated Senior Indebtedness" as defined in those indentures.

  Liabilities of Subsidiaries versus Notes

        A substantial portion of our operations are conducted through our subsidiaries. Claims of creditors of such subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of our subsidiaries that are not Subsidiary Guarantors.

        The non-Guarantor Subsidiaries of URNA accounted for approximately $66 million, or 14%, and $223 million, or 12%, of our adjusted EBITDA and total revenues, respectively, for the nine months ended September 30, 2009. The non-Guarantor Subsidiaries accounted for approximately $696 million, or 18%, and $267 million, or 7%, of our total assets and total liabilities, respectively, at September 30, 2009. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness."

Guarantees

        Holdings and the Subsidiary Guarantors will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. Subject to limited exceptions, the Subsidiary Guarantors are the current and future United States subsidiaries of the Company.

        The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk Factors—A guarantee could be voided if the guarantor fraudulently transferred the guarantee at the time it incurred the indebtedness, which could result in the noteholders being able to rely only on URNA to satisfy claims."

        Each Subsidiary Guarantor that makes a payment under its guarantee will be entitled to a contribution from each other Guarantor in an amount equal to such other Guarantor's pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP (for purposes hereof, Holdings' net assets shall be those of all its consolidated Subsidiaries other than the Subsidiary Guarantors); provided, however, that during a Default, such right of contribution shall be suspended until the payment in full of all guaranteed obligations under the Indenture.

        The guarantee of a Subsidiary Guarantor will be released:

          (1)   upon the sale or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

          (2)   upon the sale or disposition of all or substantially all the assets of such Subsidiary Guarantor other than to the Company or a Restricted Subsidiary and as permitted by the Indenture;

          (3)   upon defeasance or covenant defeasance; or

          (4)   if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary.

Change of Control

        Upon the occurrence of a Change of Control, we shall be obligated to make an offer to purchase (a "Change of Control Offer"), on a business day (the "Change of Control Purchase Date") not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes tendered at a purchase price in cash (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the Change of Control Purchase Date. We shall be required to purchase all notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days.

        In order to effect such Change of Control Offer, we shall, not later than the 30th day after the Change of Control, mail to each holder of notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that our debt instruments will permit such offer to be made. The Credit Agreement prohibits us from purchasing, or imposes restrictions on our ability to purchase, notes pursuant to a Change of Control Offer and, in order to make such offer, at a time when we are prohibited from purchasing notes, we would be required to repay all principal (including letter of credit disbursements), interest and fees and provide for the expiration or termination of all letters of credit and commitments under, or refinance, the Credit Agreement or seek a waiver from the lenders thereunder to allow us to make the Change of Control Offer. The occurrence of a Change of Control is also an event of default under the Credit Agreement and would entitle the lenders to accelerate all amounts owing thereunder. Failure to make a Change of Control Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. Pursuant to the indentures governing the 6 1/2% Notes, the 7 3/4% Notes and the 7% Notes, we are also required to make an offer to repurchase the 6 1/2% Notes, the 7 3/4% Notes and the 7% Notes, upon a Change of Control, and our failure to make such an offer is an event of default under those indentures. See "Risk Factors—If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions." We shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture contains restrictions on our ability to incur additional Indebtedness, as described under "—Certain Covenants—Limitation on Indebtedness"

and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        In addition, holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors of Holdings or the Company, including in connection with a proxy contest where such Board of Directors does not endorse a dissident slate of directors but approves them as directors.

        The use of the term "all or substantially all" in provisions of the Indenture such as clause (b) of the definition of "Change of Control" and under "—Consolidation, Merger, Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase notes as described above.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

        The provisions under the Indenture relative to the Company's obligation to make a Change of Control Offer may, prior to the occurrence of a Change of Control, be waived or modified with the consent of the holders of at least a majority in principal amount of the then outstanding notes issued under the Indenture. Following the occurrence of a Change of Control, any change, amendment or modification in any material respect of the obligation of the Company to make and consummate a Change of Control Offer may only be effected with the consent of each holder affected thereby.

Certain Covenants

        The Indenture contains the following covenants, among others:

        Limitation on Indebtedness.    (1) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness); provided, however, that (i) the Company and any Subsidiary Guarantor will be permitted to incur Indebtedness (including Acquired Indebtedness), and (ii) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if in each case the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2:1, after giving pro forma effect to:

          (a)   the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the four full fiscal quarters immediately preceding such incurrence, taken as one period;

          (b)   the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

          (c)   any Asset Sale or Asset Acquisition occurring since the first day of such four-quarter period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such four-quarter period.

        (2)   Notwithstanding the foregoing paragraph (1), the Company and the Restricted Subsidiaries will be entitled to incur any or all of the following Indebtedness:

          (a)   Indebtedness of the Company and the Guarantors related to the notes and the guarantees of those notes (other than any Additional Notes);

          (b)   Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (b) and then outstanding does not exceed the greater of (A) $1.5 billion and (B) 75% of Net Rental Equipment, less, in either case, any amounts permanently repaid or commitments permanently reduced in accordance with the covenant described under "—Dispositions of Proceeds of Asset Sales";

          (c)   Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date, including the 6 1/2% Notes, the 7 3/4% Notes, the 1 7/8% Notes, and the 7% Notes;

          (d)   Indebtedness of the Company or any Restricted Subsidiary of the Company incurred in respect of (A) performance bonds, completion guarantees, surety bonds, bankers' acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers' compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed, (B) obligations under Currency Agreements and Fuel Hedging Agreements entered into for bona fide hedging purposes of the Company in the ordinary course of business, (C) financing of insurance premiums in the ordinary course of business or (D) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

          (e)   (i) Interest Rate Protection Obligations of the Company covering Indebtedness of the Company; and (ii) Interest Rate Protection Obligations of any Restricted Subsidiary covering Permitted Indebtedness of such Restricted Subsidiary; provided, however, that, in the case of either clause (i) or (ii):

            (x)   any Indebtedness to which any such Interest Rate Protection Obligations correspond is otherwise permitted to be incurred under this covenant; and

            (y)   the notional principal amount of any such Interest Rate Protection Obligations shall not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Obligations relate;

          (f)    Indebtedness of a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary, except that:

              (i)  any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary); and

             (ii)  the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) which is owed Indebtedness of another Restricted Subsidiary shall, in each case, be an incurrence of Indebtedness by such Restricted Subsidiary subject to the other provisions of the Indenture;

          (g)   Indebtedness of the Company owed to and held by a Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the obligations of the Company under the Indenture and the notes, except that:

              (i)  any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to another Restricted Subsidiary); and

             (ii)  the sale, transfer or other disposition by the Company or any Restricted Subsidiary of the Company (other than to the Company or a Restricted Subsidiary) of Capital Stock of a Restricted Subsidiary which is owed Indebtedness of the Company shall, in each case, be an incurrence of Indebtedness by the Company, subject to the other provisions of the Indenture;

          (h)   (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

             (ii)  customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;

          (i)    Indebtedness of the Company or any Restricted Subsidiary under equipment purchase or lines of credit or for Capitalized Lease Obligations or Purchased Money Obligations not to exceed the greater of $175 million and 5% of Consolidated Net Tangible Assets in aggregate principal amount outstanding at any time;

          (j)    (i) Indebtedness of the Company the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of the Company or any of its Restricted Subsidiaries incurred pursuant to paragraph (1) of this covenant or pursuant to clause (a), (c) or (j) of this paragraph (2); and

             (ii)  Indebtedness of any Restricted Subsidiary the proceeds of which are used solely to refinance (whether by amendment, renewal, extension or refunding) Indebtedness of such Restricted Subsidiary incurred pursuant to paragraph (1) of this covenant or pursuant to clause (a), (c) or (j) of this paragraph (2); provided, however, that:

              (x)   the principal amount of Indebtedness incurred pursuant to this clause (j) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

              (y)   in the case of Indebtedness incurred by the Company pursuant to this clause (j) to refinance Subordinated Indebtedness, such Indebtedness;

                (A)  has no scheduled principal payment prior to the 91st day after the Maturity Date;

                (B)  has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

                (C)  is subordinated to the notes in the same manner and to the same extent that the Subordinated Indebtedness being refinanced is subordinated to the notes;

          (k)   Indebtedness of a Foreign Subsidiary incurred to finance the working capital of such Foreign Subsidiary;

          (l)    Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, person or a Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (m)  guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under the Indenture; and

          (n)   Indebtedness of the Company or any Restricted Subsidiary, in addition to that described in clauses (a) through (m) of this definition, in an aggregate principal amount outstanding at any time not to exceed $100 million.

        For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of the second paragraph or the first paragraph of this covenant; provided that Indebtedness incurred under the Credit Agreement prior to or on the Issue Date shall be treated as incurred pursuant to clause (b) of paragraph (2) above and (ii) any other obligation of the obligor on such indebtedness (or of any other person who could have incurred such indebtedness under this covenant) arising under any guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

        Limitation on Restricted Payments.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (a)   declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

          (b)   purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary or any options, warrants, or other rights to purchase any such Capital Stock (other than any such securities owned by the Company or a Restricted Subsidiary);

          (c)   make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (A) any such Subordinated Indebtedness owned by the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (collectively, for purposes of this clause (c), a "purchase") of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment, final maturity or exercise of a right to put on a set scheduled date (for the avoidance of doubt, not including any put right in connection with a change of control event), in each case due within one year of the date of such purchase; provided that, in the case of any such purchase in anticipation of the exercise of a put right, at the time of such purchase, it is more likely than not, in the good faith judgment of the Board of Directors of the Company, that such put right would be exercised if such put right were exercisable on the date of such purchase); or

          (d)   make any Investment (other than any Permitted Investment) in any person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as "Restricted Payments"), unless, after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

          (A)  no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

          (B)  immediately after giving effect to such Restricted Payment, the Company would be able to incur $1.00 of additional Indebtedness (pursuant to paragraph (1) of the covenant described under "—Limitation on Indebtedness" above); and

          (C)  the aggregate amount of such Restricted Payment together with all other Restricted Payments (including the Fair Market Value of any non-cash Restricted Payments) declared or made since the Issue Date would not exceed the sum of (without duplication):

            (1)   50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the first day of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

            (2)   the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company as capital contributions to the Company after the Issue Date;

            (3)   the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock of the Company) of the Company to any person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after the Issue Date;

            (4)   the aggregate net cash proceeds received by the Company from any person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company after the Issue Date;

            (5)   the aggregate net cash proceeds received after the Issue Date by the Company from any person (other than a Subsidiary of the Company) for debt securities that have been converted or exchanged into or for Capital Stock of the Company or Holdings (other than Redeemable Capital Stock) (to the extent such debt securities were originally sold by the Company for cash) plus the aggregate amount of cash received by the Company (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

            (6)   in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; and

            (7)   so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with "—Limitation on Designations of Unrestricted Subsidiaries" below, the Fair Market Value of the Company's interest in such Subsidiary; provided, however, that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary which has been designated as an Unrestricted Subsidiary after the Issue Date in accordance with "—Limitations on Designations of Unrestricted Subsidiaries" below.

        For purposes of the preceding clause (C)(4), the value of the aggregate net proceeds received by the Company upon the issuance of Capital Stock upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such options, warrants or rights plus the incremental amount received by the Company upon the exercise thereof.

        None of the foregoing provisions will prohibit, so long, in the case of payments pursuant to clauses (i), (v), (vi), (vii), (viii), (ix), (xi) and (xv) below, as there is no Default or Event of Default continuing:

            (i)  the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this covenant;

           (ii)  the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock or Subordinated Indebtedness of the Company in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock of the Company (other than Redeemable Capital Stock of the Company) to any person (other than to a Subsidiary of the Company); provided, however, that such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant;

          (iii)  any redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of:

            (1)   Capital Stock of the Company (other than Redeemable Capital Stock) to any person (other than to a Subsidiary of the Company); provided, however, that any such net cash proceeds are excluded from clause (C) of the first paragraph of this covenant; or

            (2)   Indebtedness of the Company so long as such Indebtedness is Subordinated Indebtedness which:

              (x)   has no scheduled principal payment prior to the 91st day after the Maturity Date;

              (y)   has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes; and

              (z)   as subordinated to the notes in the same manner and to the same extent as the Subordinated Indebtedness so purchased, exchanged, redeemed, acquired or retired; and

          (iv)  Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with the Indenture;

           (v)  payments to purchase Capital Stock of the Company or Holdings from officers of the Company or Holdings, pursuant to agreements in effect as of the Issue Date, in an amount not to exceed $15 million in the aggregate;

          (vi)  payments (other than those covered by clause (v)) to purchase Capital Stock of the Company or Holdings from management or employees of the Company or any of its Subsidiaries, or their authorized representatives, upon the death, disability or termination of employment of such employees, in aggregate amounts under this clause not to exceed $1 million in any fiscal year of the Company;

         (vii)  payments to Holdings in an amount sufficient to permit it to (I) make scheduled payments of interest on (A) its 6 1/2% Convertible Subordinated Debentures due August 1, 2028, issued to United Rentals Trust I and the 14% Notes and (B) any Indebtedness incurred by Holdings to refinance any Indebtedness described in clause (A); provided that such Indebtedness would otherwise satisfy the requirements of clause (x) of paragraph (2)(j) under "—Limitation on Indebtedness," and (II) purchase, repurchase, redeem, defease or otherwise acquire or retire within one year of final maturity the 14% Notes; provided that (a) any payments made pursuant to this clause (II) are made with the proceeds of unsecured Senior Indebtedness or unsecured Subordinated Indebtedness permitted to be incurred under the Indenture and any such Indebtedness would otherwise satisfy the requirements of clause (x) and subclauses (A) and (B) of clause (y) of paragraph (2)(j) under "—Limitation on Indebtedness";

        (viii)  upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes pursuant to the covenant described under "—Change of Control" above (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

          (ix)  upon the occurrence of an Asset Sale and within 60 days after the completion of an Asset Sale Offer to repurchase the Notes pursuant to the covenant described under "—Certain Covenants—Disposition of Proceeds of Asset Sales" below (including the purchase of the notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of Holdings, the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale at a purchase or redemption price not to exceed 100% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

           (x)  payments to Holdings in an amount sufficient to enable Holdings to pay:

            (1)   its taxes, legal, accounting, payroll, benefits, incentive compensation, insurance and corporate overhead expenses (including SEC, stock exchange and transfer agency fees and expenses) and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust;

            (2)   trade, lease, payroll, benefits, incentive compensation and other obligations in respect of goods to be delivered to, services (including management and consulting services) performed for and properties used by, the Company and the Restricted Subsidiaries;

            (3)   the purchase price for Investments in other persons; provided, however, that promptly following such Investment either:

              (x)   such other person either becomes a Restricted Subsidiary or is merged or consolidated with, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; or

              (y)   such Investment would otherwise be permitted under the Indenture if made by the Company and such Investment is contributed or transferred by Holdings to the Company or a Restricted Subsidiary; and

            (4)   reasonable and customary incidental expenses as determined in good faith by the Board of Directors of Holdings;

          (xi)  cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings, the Company or any Restricted Subsidiary;

         (xii)  the deemed repurchase of Capital Stock on the cashless exercise of stock options;

        (xiii)  the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

        (xiv)  any Investment made in a Special Purpose Vehicle in connection with a Securitization Transaction, which Investment consists of the assets described in the definition of "Equipment Securitization Transaction" or "Receivables Securitization Transaction"; and

         (xv)  any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xv), does not exceed $50 million.

Any payments made pursuant to clauses (i), (v), (vi), (viii), (ix) or (xv) of this paragraph shall be taken into account in calculating the amount of Restricted Payments made in accordance with this covenant.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien (the "Initial Lien") of any kind against or upon any of its property or assets, or any proceeds therefrom, unless the notes are equally and ratably secured (except that Liens securing Subordinated Indebtedness shall be expressly subordinate to Liens securing the notes to the same extent such Subordinated Indebtedness is subordinate to the notes), except for Permitted Liens. Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

        Disposition of Proceeds of Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

          (b)   at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets (as defined below); provided, however, that the amount of any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or such Restricted Subsidiary that are assumed by the transferee of such assets and any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 90 days into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for the purposes of this provision; provided further that the 75% limitation referred to in clause (b) will not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

        To the extent that the Net Cash Proceeds of any Asset Sale are not required to be applied to repay, and permanently reduce the commitments under, Senior Indebtedness of the Company or any Restricted Subsidiary, or are not so applied, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 365 days of such Asset Sale, to an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a person, the principal portion of whose assets consist of such property or assets (collectively, "Replacement Assets"); provided, however, that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided further that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, Senior Indebtedness nor invested in Replacement Assets pursuant to the preceding sentence constitute "Excess Proceeds" subject to disposition as provided below.

        When the aggregate amount of Excess Proceeds equals or exceeds $25 million, the Company shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the notes, an aggregate principal amount of notes equal to such Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date (the "Asset Sale Offer Price"). To the extent that the aggregate principal amount of notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. The notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis.

        Notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when securities of the Company ranking pari passu in right of payment with the notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Asset Sale Offer for the notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Any Asset Sale Offer will be made only to the extent permitted under, and subject to prior compliance with, the terms of agreements governing Senior Indebtedness. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase notes as described above.

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than Preferred Stock issued to the Company or a Wholly Owned Restricted Subsidiary. The Company will not sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary or permit a Restricted Subsidiary to sell, transfer or otherwise dispose of Preferred Stock issued by a Restricted Subsidiary, other than to the Company or a Wholly Owned Restricted Subsidiary. Notwithstanding the foregoing, nothing in such covenant will prohibit Preferred Stock (other than Redeemable Capital Stock) issued by a person prior to the time:

          (A)  such person becomes a Restricted Subsidiary;

          (B)  such person merges with or into a Restricted Subsidiary; or

          (C)  a Restricted Subsidiary merges with or into such person;

provided, however, that such Preferred Stock was not issued or incurred by such person in anticipation of a transaction contemplated by subclause (A), (B) or (C) above.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates (other than Restricted Subsidiaries), except:

          (a)   on terms that are not materially less favorable to the Company or such Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who are not Affiliates of the Company;

          (b)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $5 million, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or transactions comply with the preceding clause (a);

          (c)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $20 million, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company; and

          (d)   with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $50 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such transaction or series of related transactions is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a non-Affiliate.

        Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

            (i)  transactions with or among the Company and the Restricted Subsidiaries;

           (ii)  customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business;

          (iii)  any dividends, payments or investments made in compliance with "—Limitation on Restricted Payments" above;

          (iv)  loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

           (v)  the incurrence of intercompany Indebtedness which constitutes Indebtedness permitted to be incurred under the covenant described under "—Limitation on Indebtedness";

          (vi)  transactions pursuant to agreements in effect on the Issue Date;

         (vii)  any sale, conveyance or other transfer of assets customarily transferred in a Securitization Transaction to a Special Purpose Vehicle;

        (viii)  transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated person or entity, in the good faith determination of the Company's board of directors or our senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (ix)  transactions described in or permitted by clauses (vii) and (x) of the last paragraph under the caption "—Limitation on Restricted Payments."

        Limitation on Dividends and other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

          (b)   pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (c)   make loans or advances to the Company or any other Restricted Subsidiary;

          (d)   transfer any of its properties or assets to the Company or any other Restricted Subsidiary; or

          (e)   guarantee any Indebtedness of the Company or any other Restricted Subsidiary,

except for such encumbrances or restrictions existing under or by reason of:

            (i)  applicable law or any applicable rule, regulation or order;

           (ii)  customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary;

          (iii)  customary restrictions on transfers of property subject to a Lien permitted under the Indenture;

          (iv)  instruments governing Indebtedness as in effect on the Issue Date, including the Credit Agreement;

           (v)  any agreement or other instrument of a person, or relating to Indebtedness or Capital Stock of a person, which person is acquired by or merged or consolidated with the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such person, as in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired;

          (vi)  an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

         (vii)  any agreement in effect on the Issue Date;

        (viii)  the Indenture and the guarantees thereunder;

          (ix)  joint venture agreements and other similar agreements entered into in the ordinary course of business that prohibit actions of the type described in clauses (a), (c), (d) and (e) above;

           (x)  any agreement entered into with respect to a Special Purpose Vehicle in connection with a Securitization Transaction, containing customary restrictions required by the institutional sponsor or arranger of such Securitization Transaction in similar types of documents relating to the purchase of similar assets in connection with the financing thereof;

          (xi)  restrictions relating to Foreign Subsidiaries contained in Indebtedness Incurred pursuant to clause (k) of paragraph (2) of the covenant described under "—Limitation on Indebtedness"; and

         (xii)  (A) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (B) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or adversely effect the ability of the Company to make interest and principal payments with respect to the notes or (C) pursuant to Interest Rate Protection Agreements; and

        (xiii)  any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the holders of the notes with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced.

        Limitation on Designations of Unrestricted Subsidiaries.    The Company may designate any Restricted Subsidiary as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

            (i)  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

           (ii)  the Company would be permitted to make an Investment (other than a Permitted Investment, except a Permitted Investment covered by clause (xii) of the definition thereof) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "—Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary on such date calculated in accordance with GAAP; and

          (iii)  the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under "—Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation).

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

        The Company shall not, and shall not cause or permit any Restricted Subsidiary to, at any time:

          (x)   provide credit support for, or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness);

          (y)   be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

          (z)   be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except any non-recourse guarantee given solely to support the pledge by the Company or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary.

        All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

            (i)  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

           (ii)  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

        All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

        Additional Subsidiary Guarantees.    The Company will cause each United States Restricted Subsidiary that guarantees any Indebtedness of the Company or any other Restricted Subsidiary to at the same time execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture. This covenant shall not apply to any of the Company's Subsidiaries that have been properly designated as an Unrestricted Subsidiary or as a Special Purpose Vehicle.

        Reporting Requirements.    For so long as the notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) by mail to all holders of notes, as their names and addresses appear in the note register, copies of such documents within 30 days after the Required Filing Date.

        In addition, for so long as any notes remain outstanding, the Company will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial holder of notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions upon the request of any such holder.

Consolidation, Merger, Sale of Assets, etc.

        The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto:

          (a)   either:

              (i)  if the transaction or transactions is a merger or consolidation, the Company or such Restricted Subsidiary, as the case may be, shall be the surviving person of such merger or consolidation; or

             (ii)  the person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the notes, the Indenture and the Registration Rights Agreement, and in each case, the Indenture shall remain in full force and effect;

          (b)   immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

          (c)   except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Subsidiary Guarantors (and, in each case, no other persons), (i) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to paragraph (1) of the covenant described under "—Limitation on Indebtedness" (assuming a market rate of interest with respect to such additional Indebtedness) or (ii) the Fixed Charge Coverage Ratio of the Company (or, if applicable, the successor company with respect thereto) would equal or exceed the Fixed Charge Coverage Ratio of the Company immediately prior to giving effect to such transaction.

        In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture.

        Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraphs, the successor person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the notes, the Indenture and/or the Registration Rights Agreement, as the case may be, with the same effect as if such successor had been named as the Company in the notes, the Indenture and/or in the Registration Rights Agreement, as the case may be, and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

        The Indenture provides that for all purposes of the Indenture and the notes (including the provision of this covenant and the covenants described in "—Certain Covenants—Limitation on Indebtedness," "—Limitation on Restricted Payments," and "—Limitation on Liens"), Subsidiaries of any surviving person shall, upon such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with "—Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon such transaction or series of related transactions.

Events of Default

        The following constitute "Events of Default" under the Indenture:

            (i)  default in the payment of the principal of or premium, if any, when due and payable, on any of the notes (at Stated Maturity, upon optional redemption, required purchase or otherwise); or

           (ii)  default in the payment of an installment of interest on any of the notes, when due and payable, for 30 days; or

          (iii)  default in the performance, or breach, of any covenant or agreement of the Company or the Guarantors under the Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail:

            (x)   to the Company by the Trustee; or

            (y)   to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; or

          (iv)  (a) there shall be a default in the performance or breach of the provisions of "—Consolidation, Merger, Sale of Assets, etc.";

            (b)   the Company shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of the Indenture described under "—Certain Covenants—Dispositions of Proceeds of Asset Sales"; or

            (c)   the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of the Indenture described under "—Change of Control";

           (v)  default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness (i) in excess of $25 million, if any Existing Notes are outstanding, or (ii) in excess of $50 million, when no Existing Notes remain outstanding, in each case, individually or in the aggregate, and either:

            (a)   such Indebtedness is already due and payable in full; or

            (b)   such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

          (vi)  one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money (i) in excess of $25 million, if any Existing Notes are outstanding, or (ii) in excess of $50 million, when no Existing Notes remain outstanding, in each case, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary of the Company or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect; or

         (vii)  the entry of a decree or order by a court having jurisdiction in the premises:

            (A)  for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law;

            (B)  adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding-up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

        (viii)  the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Federal Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Significant Subsidiary in furtherance of any such action; or

          (ix)  any of the guarantees of the notes ceases to be in full force and effect or any of such guarantees is declared to be null and void and unenforceable or any of such guarantees is found to be invalid or any of the Guarantors denies its liability under its guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than those covered by clause (vii) or (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the outstanding notes due and payable immediately. If an Event of Default specified in clause (vii) or (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

        After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the Company and the Trustee, may rescind such declaration if:

          (a)   the Company has paid or deposited with the Trustee a sum sufficient to pay

              (i)  all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

             (ii)  all overdue interest on all notes;

            (iii)  the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes; and

            (iv)  to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes which has become due otherwise than by such declaration of acceleration;

          (b)   the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (c)   all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all the notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

        No holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered indemnity satisfactory to the Trustee, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 45 days after receipt of such notice and the Trustee, within such 45-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

        If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the notes notice of the Default or Event of Default within 90 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if its board of directors, the executive committee or a committee of its directors or trust officers in good faith determines that withholding the notice is in the interest of the noteholders.

        The Company is required to furnish to the Trustee annual statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

No Liability For Certain Persons

        No director, officer, employee or stockholder of Holdings or the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the guarantees thereof or the Indenture based on or by reason of such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The foregoing waiver and release are an integral part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

        The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding notes ("defeasance") to the extent set forth below. Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

            (i)  the rights of holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

           (ii)  the Company's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

          (iii)  the rights, powers, trusts, duties and immunities of the Trustee; and

          (iv)  the defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants that are set forth in the Indenture, some of which are described under "—Change of Control" and "—Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("covenant defeasance").

        In order to exercise either defeasance or covenant defeasance:

            (i)  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity (except lost, stolen or destroyed notes which have been replaced or paid);

           (ii)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

          (iii)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

          (iv)  such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company;

           (v)  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which it is bound (other than a default under the Indenture caused by the incurrence of Indebtedness to make such deposit);

          (vi)  the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

         (vii)  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company or others;

        (viii)  no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

          (ix)  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

            (i)  either:

            (a)   all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or repaid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

            (b)   all notes not theretofore delivered to the Trustee for cancellation (except lost, stolen or destroyed notes which have been replaced or paid) have become due and payable or will become due and payable within one year under arrangements acceptable to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes that have become due and payable) or to the maturity or redemption date, as the case may be together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

           (ii)  the Company has paid all other sums payable under the Indenture by the Company; and

          (iii)  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

        From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding notes, amend, waive or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

            (i)  reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the notes;

           (ii)  change the currency in which any notes or any premium or the interest thereon is payable;

          (iii)  reduce the percentage in principal amount of outstanding notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the notes;

          (iv)  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

           (v)  waive a default in payment with respect to the notes;

          (vi)  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated;

         (vii)  reduce or change the rate or time for payment of interest on the notes; or

        (viii)  modify or change any provision of the Indenture affecting the ranking of the notes or any guarantee of the notes in a manner adverse to the holders of the notes.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict or resign.

Governing Law

        The Indenture and the notes are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

        The new notes initially will be represented by one or more global notes in registered form without interest coupons collectively referred to herein as the "Global Notes." The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        Subject to certain conditions, a Global Note is exchangeable for Certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

          (1)   DTC notifies us that it is unwilling or unable to continue as depository for the Global Notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

          (2)   we, in our discretion, at any time, determine not to have all the notes represented by the Global Notes; or

          (3)   a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

        Any Global Note that is exchangeable as above is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as DTC shall direct.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        "6 1/2% Notes" means the $594 million aggregate principal amount of 6 1/2% Senior Notes due 2012 issued by the Company under an indenture, dated as of February 17, 2004, among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "7% Notes" means the $261 million aggregate principal amount of 7% Senior Subordinated Notes due 2014 issued by the Company under an indenture, dated as of January 25, 2004, among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "7 3/4% Notes" means the $484 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2013 issued by the Company under an indenture, dated as of November 12, 2003 among the Company, as issuer, Holdings and certain of the Company's United States subsidiaries, as guarantors, and The Bank of New York Mellon, as trustee.

        "1 7/8% Notes" means the $115 million aggregate principal amount of 1 7/8% Convertible Senior Subordinated Notes due October 1, 2023 issued by the Company under an indenture, dated as of October 31, 2003, among the Company, as issuer, Holdings as guarantor, and The Bank of New York Mellon, as trustee.

        "14% Notes" means the $264 million aggregate amount of 14% Senior Notes due 2014 issued by Holdings under an indenture, dated as of June 10, 2008, among Holdings and The Bank of New York Mellon, as trustee.

        "Acquired Indebtedness" means Indebtedness of a person:

          (a)   assumed in connection with an Asset Acquisition from such person; or

          (b)   existing at the time such person becomes a Subsidiary of any other person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such person becoming a Subsidiary.

        "Affiliate" means, with respect to any specified person:

            (i)  any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person;

           (ii)  any other person that owns, directly or indirectly, 10% or more of such specified person's Capital Stock; or

          (iii)  any officer or director of:

            (A)  any such specified person;

            (B)  any Subsidiary of such specified person; or

            (C)  any person described in clauses (i) or (ii) above.

        "Asset Acquisition" means:

          (a)   an Investment by the Company or any Restricted Subsidiary in any other person pursuant to which such person shall become a Restricted Subsidiary or any Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

          (b)   the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any person other than the Company or a Restricted Subsidiary of:

          (a)   any Capital Stock of any Restricted Subsidiary;

          (b)   all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (c)   any other properties or assets of the Company or any Restricted Subsidiary,

(other than, in the case of clauses (a), (b) or (c) above,

            (i)  sales, conveyances, transfers, leases or other dispositions of obsolete, damaged or used equipment or other equipment or inventory in the ordinary course of business;

           (ii)  sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than $10 million; and

          (iii)  for purposes of the covenant described under "—Certain Covenants—Disposition of Proceeds of Asset Sales" only, (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment, (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Consolidation, Merger, Sale of Assets, etc." and (z) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets in connection with a Securitization Transaction).

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capitalized Lease Obligation."

        "Average Life to Stated Maturity" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

            (i)  the sum of the products of:

            (a)   the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness; and

            (b)   the amount of each such principal payment; by

           (ii)  the sum of all such principal payments.

        "Board of Directors" means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

        "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, without limitation, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

        "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

        "Cash Equivalents" means, at any time:

          (a)   any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

          (b)   commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc.;

          (c)   any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500 million;

          (d)   any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

              (i)  is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

             (ii)  has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

          (e)   investments in short-term asset management accounts managed by any bank party to the Credit Agreement which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from Standard & Poor's Ratings Group or by Moody's Investors Service, Inc. or investments of the types described in clauses (a) through (d) above; and

          (f)    investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), (in the case of the Company, excluding Holdings), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company or Holdings;

          (b)   the Company or Holdings consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any person, other than, with respect to the Company, to a Subsidiary Guarantor, and, with respect to Holdings, to the Company or a Subsidiary Guarantor,

  or any person consolidates with, or merges with or into, the Company or Holdings other than any such transaction involving a merger or consolidation where:

              (i)  the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

             (ii)  immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Holdings, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation;

          (c)   during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company or Holdings was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; or

          (d)   the Company is liquidated or dissolved or adopts a plan of liquidation.

        "Common Stock" means the common stock, par value $.01 per share, of Holdings.

        "Company" means United Rentals (North America), Inc., a Delaware corporation.

        "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any person for any period:

            (i)  the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

            (a)   Consolidated Net Income;

            (b)   Consolidated Non-cash Charges;

            (c)   Consolidated Interest Expense;

            (d)   Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and

            (e)   if any Asset Sale or Asset Acquisition shall have occurred since the first day of any four quarter period for which "Consolidated Cash Flow Available for Fixed Charges" is being calculated (including to the date of calculation) the amount of any reduction in general, administrative or overhead costs of the entity involved in any such Asset Acquisition or Asset Sale, to the extent such amounts would be permitted to be eliminated in a pro forma income statement prepared in accordance with Rule 11-02 of Regulation S-X or correspond to reductions in costs that have been realized during such period and are supportable and quantifiable by the underlying accounting records of the applicable business, less:

           (ii)  (x) non-cash items increasing Consolidated Net Income; and

            (y)   all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available for Fixed Charges in the most recent Four Quarter Period (as defined below).

        "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating:

          (1)   all intercompany items between the Company and any Restricted Subsidiary; and

          (2)   all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such person for the Four Quarter Period. In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

            (i)  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

           (ii)  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the above clause shall give effect to the incurrence of such guaranteed Indebtedness as if such person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum of, without duplication, the amounts for such period of:

            (i)  Consolidated Interest Expense; and

           (ii)  the aggregate amount of dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Stock of such person and its Restricted Subsidiaries on a consolidated basis.

        "Consolidated Income Tax Expense" means, with respect to any person for any period, the provision for federal, state, local and foreign income taxes of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any person for any period, without duplication, the sum of:

            (i)  the interest expense, net of any interest income, of such person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

            (a)   any amortization of debt discount;

            (b)   the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

            (c)   the interest portion of any deferred payment obligation;

            (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities; and

            (e)   all accrued interest; and

           (ii)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

            (i)  all extraordinary or non-recurring gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

           (ii)  the portion of net income of such person and its Restricted Subsidiaries allocable to minority interests in unconsolidated persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such person or one of its Restricted Subsidiaries;

          (iii)  gains or losses in respect of any Asset Sales by such person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

          (iv)  the net income of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; and

           (v)  any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

          (vi)  any non-cash compensation deduction as a result of any grant of stock or stock-related instruments to employees, officers, directors or members of management;

         (vii)  any income (or loss) from discontinued operations;

        (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any person denominated in a currency other than the functional currency of such person; and

          (ix)  any goodwill or other intangible asset impairment charge.

        "Consolidated Net Tangible Assets" as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

          (1)   minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

          (2)   excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors of the Company;

          (3)   any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

          (4)   unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (5)   treasury stock;

          (6)   cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (7)   Investments in and assets of Unrestricted Subsidiaries.

        "Consolidated Non-cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

        "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Credit Agreement" means the Credit Agreement, dated June 9, 2008, by and among Holdings, the Company, certain subsidiaries, the lenders referred to therein, Bank of America, N.A., as Agent, U.S. Swingline Lender and Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada Branch), as Canadian Swingline Lender and as a Canada Funding Bank, UBS Securities, as Syndication Agent, UBS AG Canada Branch, as a Canadian Funding Bank, Wachovia Bank, National Association, as Co-Documentation Agent, Wachovia Capital Finance Corporation (Canada), as a Canadian Funding Bank, and Wells Fargo Foothill, LLC, as Co-Documentation Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and any security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement, indenture or other instrument (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders and whether to the same obligor or different obligors.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Member of the Board of Directors of the Company" means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any person (other than the Company or Holdings) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

        "Equipment Securitization Transaction" means any sale, assignment, pledge or other transfer (a) by the Company or any Subsidiary of the Company of rental fleet equipment, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Company and/or any Subsidiary of the Company, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such rental fleet equipment and lease receivables arising under such leases and rental agreements and (c) by the Company or any Subsidiary of the Company of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers' repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guarantees, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

        "ES Special Purpose Vehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the rental fleet equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

        "Event of Default" has the meaning set forth under "—Events of Default" herein.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the 6 1/2% Notes, the 7% Notes, the 7 3/4% Notes and the 1 7/8% Notes and any additional notes issued under the indentures governing the Existing Notes.

        "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors.

        "Foreign Subsidiary" means any Restricted Subsidiary not created or organized in the United States or any state thereof or the District of Columbia and that conducts substantially all its operations outside of the United States.

        "Fuel Hedging Agreement" means any forward contract, swap, option, hedge or other similar financial agreement designed to protect against fluctuations in fuel prices.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect on the date of any calculation or determination required hereunder; provided that the Company, on any date, may elect to establish that GAAP shall mean GAAP as in effect on such date; provided further that any such election, once made, shall be irrevocable. The Company shall give notice of any such election to the Trustee and the holders of the notes.

        "guarantee" means, as applied to any obligation:

            (i)  a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

           (ii)  an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another person.

The term "guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means Holdings and each Subsidiary Guarantor.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

        "Holdings" means United Rentals, Inc., a Delaware corporation.

        "Indebtedness" means, with respect to any person, without duplication:

          (a)   all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction;

          (b)   all obligations of such person evidenced by bonds, notes, debentures or other similar instruments;

          (c)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

          (d)   all Capitalized Lease Obligations of such person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such person;

          (e)   all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

          (f)    all guarantees of Indebtedness referred to in this definition by such person;

          (g)   all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

          (h)   all obligations under or in respect of Interest Rate Protection Obligations of such person, and

          (i)    any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

        provided, however, that Indebtedness shall not include:

           (x)  any holdback or escrow of the purchase price of property, services, businesses or assets; or

          (y)   any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be approved in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In the case of Indebtedness of other persons, the payment of which is secured by a Lien on property owned by a person as referred to in clause (e) above, the amount of the Indebtedness of such person attributable to such Lien at any date shall be the lesser of the Fair Market Value at such date of any asset subject to such Lien and the amount of the Indebtedness secured.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Protection Agreement" means, with respect to any person, any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Interest Rate Protection Obligations" means the obligations of any person pursuant to any Interest Rate Protection Agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by, any other person.

        "Issue Date" means June 9, 2009.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Maturity Date" means June 15, 2016.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) net of:

            (i)  brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers' fees) related to such Asset Sale;

           (ii)  provisions for all taxes payable as a result of such Asset Sale;

          (iii)  amounts required to be paid to any person (other than the Company or any Restricted Subsidiary of the Company) owning a beneficial interest in the assets subject to the Asset Sale;

          (iv)  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale; and

           (v)  appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

        "Net Rental Equipment" means the rental equipment, net of the Company and its consolidated Restricted Subsidiaries as shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries prepared in accordance with GAAP as of the end of the most recent fiscal quarter.

        "Permitted Investments" means any of the following:

            (i)  Investments in the Company or in a Restricted Subsidiary;

           (ii)  Investments in another person, if as a result of such Investment:

            (A)  such other person becomes a Restricted Subsidiary; or

            (B)  such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets, to the Company or a Restricted Subsidiary;

          (iii)  Investments representing Capital Stock, obligations or securities issued to the Company or any of its Restricted Subsidiaries received in settlement of claims against any other person or a reorganization or similar arrangement of any debtor of the Company or such Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;

          (iv)  Investments in Interest Rate Protection Agreements on commercially reasonable terms entered into by the Company or any of its Subsidiaries in the ordinary course of business in connection with the operations of the business of the Company or its Restricted Subsidiaries to hedge against fluctuations in interest rates on its outstanding Indebtedness;

           (v)  Investments in the notes;

          (vi)  Investments in Cash Equivalents;

         (vii)  Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

        (viii)  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in any case, in the ordinary course of business and otherwise in accordance with the Indenture;

          (ix)  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "—Certain Covenants—Disposition of Proceeds of Asset Sales" to the extent such Investments are non-cash proceeds as permitted under such covenant;

           (x)  advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers, in an aggregate amount at any time outstanding not to exceed $10 million;

          (xi)  any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

         (xii)  guarantees (including guarantees of the notes) of Indebtedness permitted to be incurred under the "—Limitation on Indebtedness" covenant;

        (xiii)  any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of Holdings or the Company; and

        (xiv)  other Investments not to exceed the greater of $100 million and 3% of Consolidated Net Tangible Assets at any time outstanding, provided that, if an Investment is made pursuant to this clause in a person that is not a Restricted Subsidiary and such person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of "Permitted Investment."

        "Permitted Liens" means the following types of Liens:

          (a)   any Lien existing as of the Issue Date;

          (b)   Liens securing Indebtedness permitted under the provisions described in clauses (b) and (k) of paragraph (2) of the covenant described under "—Limitation on Indebtedness";

          (c)   any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence;

          (d)   Liens in favor of the Company or a Restricted Subsidiary;

          (e)   Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary;

          (f)    Liens for Taxes not delinquent or statutory Liens for Taxes; provided that the payment of such Taxes which are due and payable is being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (g)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith and by appropriate proceedings;

          (h)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (i)    judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (j)    easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (k)   any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (l)    Liens securing Indebtedness incurred pursuant to clauses (e) or (i) of paragraph (2) of the covenant described under "Certain Covenants—Limitation on Indebtedness;"

          (m)  Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (n)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (o)   Liens securing refinancing Indebtedness permitted under clause (j) of paragraph (2) of the covenant described under "—Limitation on Indebtedness," provided that such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness;

          (p)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (q)   Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

          (r)   customary Liens on assets of a Special Purpose Vehicle arising in connection with a Securitization Transaction;

          (s)   any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by the Indenture;

          (t)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of the Indenture;

          (u)   any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (v)   Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

          (w)  Liens created in favor of the Trustee for the notes as provided in the Indenture; and

          (x)   Liens incurred by the Company or any Restricted Subsidiary with respect to obligations that do not exceed $100 million at any time outstanding.

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock," as applied to any person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

        "Purchase Money Obligations" means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

        "Receivables Securitization Transaction" means any sale, assignment or other transfer by the Company or any Subsidiary of the Company of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary of the Company or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guarantees or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" or an "asset sale."

        "Related Business" means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business ancillary or complementary to such business.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary or a Special Purpose Vehicle.

        "RS Special Purpose Vehicle" means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Company or Holdings (or, if not a Subsidiary of the Company or Holdings, the common equity of which is wholly owned, directly or indirectly, by the Company or Holdings) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a person and the Company or a Restricted Subsidiary leases it from such person.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Securitization Transaction" means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

        "Senior Indebtedness" means with respect to any person:

          (1)   Indebtedness of such person, whether outstanding on the Issue Date or thereafter created, incurred or assumed; and

          (2)   accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person whether or not post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such obligations are subordinate in right of payment to the notes or the guarantee of the notes by such person, as the case may be.

        Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of any person from time to time owed to the lenders under the Credit Agreement, including, without limitation, principal of and interest on, any loans and letter of credit disbursements outstanding, and all fees, indemnities and expenses payable, under the Credit Agreement.

        Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (a)   any Indebtedness of such person (and any accrued and unpaid interest in respect thereof) that is expressly subordinate or junior in any respect to any other Indebtedness or other obligation of such person, including the 7 3/4% Notes, the 7% Notes, the 1 7/8% Notes and the respective guarantees thereto;

          (b)   Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such person;

          (c)   Indebtedness which is represented by Redeemable Capital Stock;

          (d)   any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

          (e)   Indebtedness of or amounts owed by such person for compensation to employees or for services rendered to such person;

          (f)    any liability for federal, state, local or other taxes owed or owing by such person;

          (g)   Indebtedness of such person to a Subsidiary or any other Affiliate or any of such Affiliate's Subsidiaries; and

          (h)   that portion of any Indebtedness which is incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means the 7 3/4% Notes, the 7% Notes the 1 7/8% Notes, guarantees thereof and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank junior to the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company that is not Senior Indebtedness of the Company.

        "Significant Subsidiary" of any person means a Restricted Subsidiary of such person which would be a significant subsidiary of such person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

        "Special Purpose Vehicle" means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any of its Restricted Subsidiaries that are reasonably customary in a Securitization Transaction.

        "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means, with respect to a person, Indebtedness of such person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes or a guarantee of the notes by such person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any person:

            (i)  a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries thereof; and

           (ii)  any other person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such person, one or more Subsidiaries thereof or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).

        For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

        "Subsidiary Guarantors" means (i) each of the Company's United States Restricted Subsidiaries that guarantees any Indebtedness of the Company or any other Restricted Subsidiary; and (ii) any other Subsidiary of the Company that executes a subsidiary guarantee in accordance with the Indenture, and, in each of (i) and (ii), their respective successors and assigns.

        "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries" and each Subsidiary of such Unrestricted Subsidiary.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        This section describes certain material United States federal income tax consequences of exchanging old notes for new notes and owning the new notes. It applies to you only if you hold old notes and new notes as capital assets for tax purposes and acquire new notes by exchanging pursuant to the exchange offer the old notes that you acquired. For the purposes of this section "Certain Material United States Federal Income Tax Considerations", the new notes and the old notes are hereinafter referred to as the "notes".

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your own tax advisor regarding this possibility.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

        Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction. If you did not acquire the old notes upon their original issuance at their original offering price, please consult your own tax advisor with respect to the tax treatment of your notes, including the special rules applicable to notes with market discount or acquisition premium.

 Treatment of the Exchange

        The exchange of the old notes for new notes should not be a taxable event for United States federal income tax purposes. Your basis and holding period in the new notes will equal your basis and holding period in the old notes exchanged for them.

United States Holders

        This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this subsection does not apply to you and you should refer to "—United States Alien Holders" below.

Payments of Interest

        You will be taxed on the stated interest on your notes as ordinary income at the time you receive such interest or when it accrues, depending on your method of accounting for tax purposes, unless you make the election described below under "—Original Issue Discount—Election to Treat All Interest as Original Issue Discount," in which case you will be taxed on the stated interest in the manner described below.

Original Issue Discount

        The old notes were issued with original issue discount ("OID") for United States federal income tax purposes. Since the terms of the new notes are substantially identical to the terms of the old notes, the discussion of the United States federal income tax consequences with regard to OID applies to both the old notes and the new notes.

        Generally, you must include OID, which is more than a statutorily defined de minimis amount, in income before you receive cash attributable to that income. The amount of OID on a note will generally equal the excess of the principal amount of a note over its issue price. The issue price is the first price at which a substantial amount of the notes is sold to the public for cash (ignoring sales to underwriters, placement agents and other wholesalers). The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by:

  •
  multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

  •
  subtracting from this figure the sum of the payments of stated interest on your note allocable to the accrual period.

        The yield to maturity of a note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the note, produces an amount equal to the issue price of the note. The yield to maturity of a note must be constant over the note's term. Further, you determine your note's adjusted issue price at the beginning of any accrual period by:

  •
  adding your note's issue price and any accrued OID for each prior accrual period, and then

  •
  subtracting any payments previously made on your note that were not qualified stated interest payments.

        If an interval between payments of stated interest on your note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of stated interest payable at the end of the interval, including any stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of OID allocable to the final accrual period is equal to the difference between:

  •
  the amount payable at the maturity of your note, other than any payment of stated interest; and

  •
  your note's adjusted issue price as of the beginning of the final accrual period.

        Optional Redemption and Additional Payments.    In certain circumstances we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that there is no more than a remote chance that we will make the payments and the notes should accordingly not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, you would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with your method of accounting for United States federal income tax purposes. If the Internal Revenue Service successfully challenged this position, and the notes were treated as contingent payment debt instruments, you could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of the notes. You are urged to consult your own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

        Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above. For purposes of this election, interest will include both stated interest and OID.

        Generally, this election will apply only to the note for which you make it. You may not revoke any election to apply the constant-yield method to all interest on a debt security.

Purchase, Sale and Retirement of the New notes

        Your tax basis in your note will generally be its cost to you, adjusted by:

  •
  adding any OID previously included in income with respect to your note, and then

  •
  subtracting any payments you received on your note, other than a payment of stated interest.

        You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note.

        You will recognize capital gain or loss when you sell or retire your note, except to the extent attributable to accrued but unpaid interest or the rules governing contingent payment obligations apply. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

United States Alien Holders

        This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  a foreign partnership; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder, this subsection does not apply to you.

        Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

          (1)   you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of URNA entitled to vote;

          (2)   you are not a controlled foreign corporation that is related to URNA through stock ownership; and

          (3)   the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

            (a)   you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person;

            (b)   in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person;

            (c)   the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

                (i)  a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

               (ii)  a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

              (iii)  a U.S. branch of a non-United States bank or of a non-United States insurance company;

    and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the new notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service);

            (d)   the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

                (i)  certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

               (ii)  to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form; or

            (e)   the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the new notes in accordance with U.S. Treasury regulations; and

  •
  no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

        Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of URNA entitled to vote at the time of death; and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

 Backup Withholding and Information Reporting

        In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal of and any premium and interest on your note, and the accrual of OID on the note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        In general, if you are a United States alien holder, payments of principal, premium, if any, or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting; provided that the certification requirements described above under "—United States Alien Holders" are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting; provided that:

  •
  the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

  1.
  an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

  2.
  other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

  •
  you otherwise establish an exemption.

        If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

        In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States;

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

        In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person;

  •
  a controlled foreign corporation for United States tax purposes;

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

  •
  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

 PLAN OF DISTRIBUTION

        If you want to participate in the exchange offer, you must represent, among other things, that you:

  •
  are not a broker-dealer that acquired the old notes from us or in market-making transactions or other trading activities;

  •
  acquire the new notes issued in the exchange offer in the ordinary course of your business;

  •
  are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the new notes issued in the exchange offer; and

  •
  are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act.

        If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above under "The Exchange Offer—Terms of the Exchange Offer" and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed in the Registration Rights Agreement that we will allow Exchanging Dealers and any other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such new notes, for a period commencing on the day the exchange offer is consummated and continuing for 90 days (or such shorter period during which Exchanging Dealers are required by law to deliver such prospectus); provided however, that if for any day during such period we restrict the use of this prospectus, such period will be extended on a day-for-day basis.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to United Rentals (North America), Inc., Attention: Corporate Secretary, Five Greenwich Office Park, Greenwich, Connecticut 06831, telephone: (203) 622-3131.

        We have agreed in the Registration Rights Agreement to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 VALIDITY OF THE NEW NOTES

        The validity of the new notes and guarantees will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. We have also been advised as to certain matters relating to the laws of the State of Texas by Haynes and Boone, LLP and as to certain matters relating to the laws of the State of Oregon by K&L Gates LLP.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

UNITED RENTALS (NORTH AMERICA), INC.

OFFER TO EXCHANGE UP TO

$500,000,000

10.875% SENIOR NOTES DUE 2016

WHICH HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

FOR ANY AND ALL OUTSTANDING UNREGISTERED

10.875% SENIOR NOTES DUE 2016

PROSPECTUS

NOVEMBER 2, 2009